Exhibit 10.1

Execution Version

IDWAL THERAPEUTICS, LLC

Amended and Restated LIMITED LIABILITY COMPANY AGREEMENT

January 8, 2026

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ARTICLE VII OFFICERS		35
7.1	Officers	35
7.2	Reliance by Third Parties	36
7.3	Actions and Determinations of the LLC	36

ARTICLE VIII ACCOUNTING AND RECORDS		36
8.1	Financial and Tax Reporting	36
8.2	Members Access to Certain Information	37
8.3	Delivery of Financial Statements	37
8.4	Supervision; Inspection of Books	38
8.5	Termination of Information and Inspection Covenants	38
8.6	Tax Information	38
8.7	Tax Reporting	38
8.8	Partnership Representative	39
8.9	Confidentiality	41
8.10	Assistance	42

ARTICLE IX CAPITAL ACCOUNTS AND ALLOCATIONS OF NET INCOME AND NET LOSS		42
9.1	Capital Accounts	42
9.2	Allocations of Net Income and Net Loss	43
9.3	Special Allocation Provisions	43
9.4	Curative Allocations	45
9.5	Tax Allocations	45
9.6	Compliance with Section 704(b) of the Code	45
9.7	Safe Harbor Election	45

ARTICLE X DISTRIBUTIONS		46
10.1	Distributions	46
10.2	Tax Distributions	46
10.3	Liquidation Event Distributions	47
10.4	No Other Withdrawals	48
10.5	Distribution Limitations	48

ARTICLE XI TRANSFER OF MEMBERSHIP; REDEMPTION;		49
11.1	Transfer	49
11.2	Transfer Void	49
11.3	Effect of Assignment	49
11.4	Legends	49
11.5	Publicly Traded Partnership Limitations	50
11.6	Effective Date	50
11.7	Rights of Refusal	50
11.8	Right of Co-Sale	52
11.9	Non-Exercise of Rights	53
11.10	Limitations on Transfer Restriction	54

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11.11	Transfer Requirements; Prohibited Transfers	54
11.12	“Market Stand-Off” Agreement	56
11.13	Drag-Along Right	57
11.14	Redemption	58

ARTICLE XII INDEMNIFICATION AND LIMITATION OF LIABILITY		58
12.1	Indemnification	58
12.2	Exculpation by Members	59
12.3	Limitation of Liability	59
12.4	Counsel to the LLC	59

ARTICLE XIII DISSOLUTION AND TERMINATION; CONVERSION		59
13.1	Dissolution	59
13.2	Authority to Wind Up	60
13.3	Winding Up and Certificate of Cancellation	60
13.4	Distribution of Assets	60
13.5	Conversion to a Corporation	61

ARTICLE XIV MISCELLANEOUS		61
14.1	Amendment	61
14.2	Power of Attorney	62
14.3	Withholding	63
14.4	Apportionment of Amounts Withheld at the Source or Paid by the LLC	64
14.5	Notice to and Consent of Members	64
14.6	Further Assurances	64
14.7	Binding Effect	65
14.8	Governing Law	65
14.9	Title to LLC Property	65
14.10	Dispute Resolution	65
14.11	Entire Agreement	65
14.12	Counterparts	65
14.13	No State-law Partnership	66
14.14	Tax Classification	66
14.15	Severability	66
14.16	No Third Party Beneficiary	66
14.17	Interpretation	66
14.18	No Interest in LLC Property; Waiver of Action for Partition	66
14.19	Aggregation of Units	66

EXHIBIT A	Members; Units
EXHIBIT B	Board of Managers
EXHIBIT C	Form of Indemnification Agreement

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IDWAL THERAPEUTICS, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Idwal Therapeutics, LLC (the “LLC”) is entered into pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6, §§18-101, et seq. (the “Act”), effective as of January 8, 2026 (the “Effective Date”), by and among the Members set forth on Exhibit A hereto, each having duly executed this Agreement or a counterpart to this Agreement intending to be legally bound by the following terms and conditions, and such other Persons who may hereafter be admitted from time to time as members in accordance with the provisions hereof (collectively, the “Members”).

RECITALS

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the meanings set forth for purposes of this Agreement:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Accounting Period” shall mean for each Fiscal Year the period beginning on the 1st of January and ending on the 31st of December; provided, however, that the first Accounting Period commenced on the date of formation of the LLC and shall end on December 31 of the year of formation of the LLC; and provided, further, that, at the election of the Board of Managers, a new Accounting Period shall commence on any date on which an Additional Member is admitted to the LLC or a Member ceases to be a Member for any reason.

“Act” shall have the meaning ascribed to it in the Preamble.

“Additional Common Units” shall have the meaning ascribed to it in Section 3.12(d)(ii).

“Additional Interests” shall have the meaning ascribed to it in Section 3.5(a).

“Additional Member” shall have the meaning ascribed to it in Section 3.5(b).

“Additional Transfer Notice” shall have the meaning ascribed to it in Section 11.7(c).

“Additional Units” shall have the meaning ascribed to it in Section 4.4.

“Affiliates” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified, including, without limitation, any venture capital fund now or hereafter existing which is controlled by or under common control with such Person or which shares the same management company with such Person.

“Agreement” shall mean this Limited Liability Company Agreement of the LLC as the same shall be amended from time to time.

“Award” shall mean a grant of Common Units pursuant to the Equity Incentive Plan or the acquisition of Common Units upon exercise of an option to acquire Common Units issued pursuant to the Equity Incentive Plan.

“Awardee” shall mean the holder of an Award.

“Beneficial Owner” shall have the meaning ascribed to it in Section 3.4(g).

“Board of Managers” or “Board” shall mean the LLC’s Board of Managers, as constituted from time to time, as described more fully in Article V.

“Bonus Profit Plan” shall have the meaning ascribed to it in Section 3.2(b).

“Business Day” shall mean any day on which banks located in New York, New York are not required or authorized by law to remain closed.

“Capital Account” shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 9.1(a) hereof.

“Capital Contribution” shall mean, with respect to any Member, any contribution to the LLC by such Member of cash or other property. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Carrying Value” shall mean with respect to any LLC asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)   the Carrying Value of any asset contributed or deemed contributed by a Member to the LLC shall be the fair market value of such asset at the time of contribution as determined by agreement of the Board and the contributing Member;

(ii) the Carrying Value of any asset distributed or deemed distributed by the LLC to any Member shall be adjusted immediately prior to such distribution to equal its fair market value at such time as determined by the Board;

(iii) the Carrying Values of all LLC assets shall be adjusted to equal their respective fair market values as determined by the Board as of the following times:

(1) immediately prior to the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(2) immediately prior to the distribution of more than a de minimis amount of LLC property to a Member;

(3) the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(4) in connection with the grant of an Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the LLC or a subsidiary of the LLC by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of becoming a Member; and

(5) the acquisition of an interest in the LLC upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided that an adjustment described in subclauses (1), (2) and (4) of this clause (iii) shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the collective economic interests of the Members in the LLC; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) and as otherwise reasonably determined by the Board of Managers in accordance with applicable Law; or

(iv) The Carrying Values of the LLC assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that Carrying Values shall not be adjusted pursuant to this subclause (iv) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (iii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subclause (iv).

If the Carrying Value of an asset has been determined or adjusted pursuant to subclauses (i), (iii) or (iv) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Certificate” shall have the meaning ascribed to it in Section 2.1.

“Chairman of the Board” shall have the meaning ascribed to it in Section 5.1(c).

“Class” shall mean the group of Members owning all of the outstanding Units of a particular class of Units as set forth in Section 3.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Members” shall mean Members holding Common Units to the extent thereof, their permitted successors and assigns and any other Person who may be admitted to the LLC as a Common Member in accordance with the terms of this Agreement.

“Common Units” shall have the meaning ascribed to it in Section 3.2(a).

“Common Units Equivalents” shall have the meaning ascribed to it in Section 3.12(d)(iii).

“Common Units Outstanding” shall have the meaning ascribed to it in Section 3.12(d)(i).

“Compensation Amount” shall have the meaning ascribed to it in Section 3.15.

“Contingent Consideration” shall have the meaning ascribed to it in Section 10.3(a).

“Conversion Price” shall have the meaning ascribed to it in Section 3.12(a).

“Conversion Rate” shall have the meaning ascribed to it in Section 3.12(a).

“Convertible Securities” shall mean convertible Units or other securities convertible into or exchangeable for (i) Units or (ii) any other securities evidencing an ownership interest in the LLC, including, without limitation warrants and options.

“Deliver”, “Delivered” and “Delivery” shall mean the occurrence of an event specified in Section 6.1(i) through (iv).

“Depreciation” shall mean, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Accounting Period, except that (i) with respect to an asset the Carrying Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d)(2), and (ii) if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Accounting Period bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board of Managers.

“Designated Jurisdiction” shall mean California.

“DGCL” shall mean the Delaware General Corporation Law, 8 Del. Code § 101 et seq.

“DI” shall have the meaning ascribed to it in Section 8.8.

“Disability” shall mean that the person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Electronic Signature” shall have the meaning ascribed to it in Section 14.12.

“Equity Incentive Plan” shall have the meaning ascribed to it in Section 3.2(b).

“Equity Securities” shall mean any Units, any securities evidencing an ownership interest in the LLC, or any Convertible Securities.

“Estimated Tax Period” shall mean, for each Fiscal Year, the periods of January 1 through March 31, April 1 through May 31, June 1 through August 31, and September 1 through December 31.

“Estimated Tax Distribution” shall have the meaning ascribed to it in Section 10.2.

“Excepted Units” shall have the meaning ascribed to it in Section 3.12(d)(ii).

“Fiscal Year” shall mean the taxable year of the LLC, which shall be the period from January 1 to December 31 of each year, except as otherwise required by the Code.

“Fully-Exercising Investor” shall have the meaning ascribed to it in Section 4.4(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Interest” shall mean the Units of a Member in the LLC and includes all of the respective rights and responsibilities appurtenant thereto including the right, if any, to vote, the Capital Account maintained for such Member with respect to such Member’s Units, a distributive share of allocations of Net Income and Net Losses pursuant to Article IX, and the right to receive distributions of cash or property of the LLC.

“Investors” shall mean the Members holding Series A Preferred Units.

“Joint Manager” shall have the meaning ascribed to it in Section 5.1(c)(i)(2).

“Key Employee” shall mean any Officer and any other employee of the LLC designated as such by the Board of Managers.

“Law” shall mean any constitutional provision, law, statute, rule, regulation (including any stock exchange rule or regulation), ordinance, treaty, order, decree, license, permit, policy, guideline, consent, approval, certificate, judgment or decision of any governmental authority or any judgment, decree, injunction, writ, order or like action of any court or other judicial or quasi-judicial tribunal.

“Liquidation Event” shall mean a LLC Liquidation Event.

“LLC” shall have the meaning ascribed to it in the Preamble.

“LLC Counsel” shall have the meaning ascribed to it in Section 12.4.

“LLC Liquidation Event” shall mean, in one transaction or series of related transactions, (a) the closing of the sale, transfer, exclusive license, or other disposition (whether by merger, consolidation or otherwise) of all or substantially all of (1) the assets of the LLC or (2) the assets or equity securities of one or more direct or indirect subsidiaries of the LLC constituting all or substantially all of the assets of the LLC (determined on a consolidated basis with all of the LLC’s direct and indirect subsidiaries); (b) the consummation of the merger or consolidation of the LLC with or into another entity (except a merger or consolidation of the LLC in which the holders of equity securities of the LLC immediately prior to such merger or consolidation continue to hold (1) at least fifty percent (50%) of the voting power of the equity securities of the surviving entity of such merger or consolidation in substantially the same proportions (relative to all such holders) as immediately prior to the merger or consolidation and (2) securities with rights, preferences and powers that are substantially identical to the rights, preferences and powers of the securities they held immediately prior to such merger or consolidation); (c) the closing of the transfer (whether by merger, consolidation or otherwise) in one transaction or series of related transactions to a Person or group of affiliated Persons (other than an underwriter of the LLC’s securities) of the LLC’s securities if, after such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the outstanding voting securities of the LLC (or the surviving or acquiring entity); or (d) the liquidation, dissolution or winding up of the LLC. The treatment of any particular transaction or series of related transactions as an LLC Liquidation Event may be waived by the vote or written consent of a Majority in Interest of the Series A Members. For the avoidance of doubt, (x) except as set forth in (a)(2) or (d) above, the sale of a subsidiary will not constitute an LLC Liquidation Event, unless it is the last remaining subsidiary of the LLC and (y) any bona fide venture capital or private equity financing of the LLC resulting in one or more venture capital or private equity investors holding fifty percent (50%) or more of the outstanding voting interests of the LLC, shall not constitute an LLC Liquidation Event.

“Lomond” shall mean Lomond Therapeutics Holdings, Inc.

“Majority in Interest of the Common Members” shall mean, unless otherwise expressly set forth herein, the Common Member(s) who are entitled to vote at least a majority of the outstanding Common Units; provided that Common Units issued out of Reserved Incentive Common Units that are designated as Non-Voting Units shall not vote and shall have no voting rights and shall not be treated as outstanding for purposes of determining whether there is a majority of outstanding Common Units voting on a particular matter.

“Majority in Interest of the Members” shall mean a majority of the outstanding voting Units, voting together as a single class on an as-converted basis.

“Majority in Interest of the Series A Members” shall mean, unless otherwise expressly set forth herein, the Series A Member(s) who are entitled to vote at least a majority of the outstanding Series A Preferred Units (on an as converted basis and as a single Class).

“Management Rights Letters” shall mean such management rights letters that may be entered into between the LLC and any Member, from time to time.

“Manager” shall have the meaning ascribed to it in Section 5.1(a).

“Members” and “Member” means the Persons listed as members on Exhibit A (as may be amended from time to time) and any other Person that both acquires an Interest and is admitted to the LLC as a Member in accordance with the terms of this Agreement.

“Net Income” and “Net Loss” shall mean, for each Accounting Period, an amount equal to the LLC’s net taxable income or loss for such Accounting Period, determined in accordance with Code Section 703(a) (it being understood that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss) and determined in accordance with the accounting method used by the LLC for U.S. Federal income tax purposes with the following adjustments (without duplication):

(a) all items of income, gain, loss or deduction specially allocated pursuant to Section 9.3 or Section 9.4 shall not be taken into account in computing such taxable income or loss;

(b) any income of the LLC that is exempt from U.S. Federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. Federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value;

(d) upon an adjustment to the Carrying Value of any asset pursuant to clauses (ii) or (iii) of the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with the definition of Depreciation;

(f)  Any expenditures of the the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be taken into account in determining “Net Income” and “Net Loss”; and

(g) To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

“Nonrecourse Deductions” shall be as defined in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Non-Voting Unit” shall mean a Common Unit that does not vote, has no voting rights, and shall have no right or authority to act for the LLC or vote upon or approve any matters submitted to the Members for approval. The Board of Managers may designate any Common Units issued out of Reserved Incentive Common Units as Non-Voting Units.

“Notice of Additional Units” shall have the meaning ascribed to it in Section 4.4(a).

“Offered Units” shall have the meaning ascribed to it in Section 11.7(a).

“Officer” shall have the meaning ascribed to it in Section 7.1(a).

“Original Issue Price” in respect of the Series A Preferred Units, $2.90 per Series A Preferred Unit, as adjusted for distributions of additional Units, Unit splits, combinations, recapitalizations or the like.

“Overallotment Notice” shall have the meaning ascribed to it in Section 11.7(d)(ii).

“Participating Series A Member” shall have the meaning ascribed to it in Section 11.7(d)(i).

“Participating Series A Member Notice” shall have the meaning ascribed to it in Section 11.7(d)(i).

“Participating Series A Member Overallotment Notice” shall have the meaning ascribed to it in Section 11.7(d)(ii).

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall be as defined in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership Minimum Gain” shall be as defined in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Permitted Disclosee” shall have the meaning ascribed to it in Section 8.9(a).

“Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), LLC, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

“Plans” shall have the meaning ascribed to it in Section 3.2(b).

“Preferred Payment” shall have the meaning ascribed to it in Section 10.3(a)(i).

“Profits Interest” shall mean a Common Unit that is issued with a Profits Interest Threshold Amount. A Profits Interest is intended to meet the definition of a “profits interest” in I.R.S. Revenue Procedures 93-27 and 2001-43, and the provisions of this Agreement shall be interpreted and applied consistently with such intention. A Common Unit that is issued with a Profits Interest Threshold Amount shall be treated in the same manner as any other Common Unit for all purposes of this Agreement except (i) as provided in the Equity Incentive Plan and (ii) as specifically provided in this Agreement (for example, with respect to adjustments of amounts distributable with respect to such Common Unit as provided in Article X, and with respect to voting for Common Units issued out of Reserved Incentive Common Units that are designated as Non-Voting Units).

“Profits Interest Threshold Amount” means, in respect of each Common Unit that is intended to be treated as a Profits Interest, an amount determined by the Board of Managers that is not less than the amount that the Board of Managers determines would, on the date of issuance of such Common Unit, be distributed as contemplated in clause (iv) of this definition if, immediately after such Common Unit is issued, the LLC were to liquidate completely and in connection with such liquidation (i) sell all of its assets at their fair market values, (ii) settle all of its liabilities to the extent of the available assets of the LLC (but limited, in the case of nonrecourse liabilities as to which the creditors’ rights to repayment are limited solely to one or more assets of the LLC, to the value of such assets), (iii) each holder of Units were to pay to the LLC at that time the amount of any obligation then unconditionally due to the LLC, and (iv) thereafter the LLC were to distribute any remaining cash and other proceeds to the holders of Units in accordance with the distribution provisions of Section 10.3(a); provided however that the Board of Managers shall have the discretion to adjust Profits Interest Participation Threshold Amount from time to time, without the consent of any holder of Common Units, to reflect increases or decreases in the LLC’s capital as affected by additional capital contributions, redemptions, or similar changes, in each instance to the extent necessary or advisable so that each Profits Interest constitutes a “profits interest” for U.S. federal income tax purposes or to avoid a capital shift. The Board of Managers shall have the discretion to reduce the Profits Interest Threshold Amount with respect to any Profits Interest if, subsequent to the grant of such Profits Interest, the fair market value (as determined by the Board of Managers in its sole discretion) of the LLC declines.

“Prohibited Transfer” shall have the meaning ascribed to it in Section 11.11(c).

“Proposed Revenue Procedure” shall have the meaning ascribed to it in Section 9.3(i).

“Proprietary Information” shall have the meaning ascribed to it in Section 8.9(a).

“Qualified Public Offering” shall mean the consummation by the LLC of a firm commitment underwritten public offering of the equity of the LLC (or its successor Corporation) pursuant to the Securities Act at a per share price at least three (3) times the Original Issue Price with total gross proceeds of not less than $50,000,000.

“Remaining Units” shall have the meaning ascribed to it in Section 11.7(c).

“Reserved Incentive Common Units” shall have the meaning ascribed to it in Section 3.2(a).

“Rules” shall have the meaning ascribed to it in Section 12.4.

“Safe Harbor” shall have the meaning ascribed to it in Section 9.7.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder.

“Selling Member” shall have the meaning ascribed to it in Section 11.7(a).

“Selling Series A Member” shall have the meaning ascribed to it in Section 11.8(a).

“Series A Manager” shall have the meaning ascribed to it in Section 5.1(c)(i).

“Series A Members” shall mean the Members holding Series A Preferred Units, to the extent thereof.

“Series A Preferred Units” shall have the meaning ascribed to it in Section 3.2.

“Tegid” shall mean Tegid Therapeutics, Inc.

“Transfer” shall have the meaning ascribed to it in Section 11.1.

“Transfer Notice” shall have the meaning ascribed to it in Section 11.7(a).

“Treasury Regulations” shall mean regulations issued pursuant to the Code.

“Units” shall mean units of Interests held by a Member representing such Member’s membership interest in the LLC, whether held in the form of Common Units or Series A Preferred Units or other type of units or other Interests in the LLC as may be issued by the LLC.

ARTICLE II

FORMATION OF LIMITED LIABILITY COMPANY

2.1 Formation. The LLC has been formed as a Delaware limited liability company by the execution and filing of a Certificate of Formation (as the same may be amended from time to time, the “Certificate”) by an authorized person as required by the Act. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name and Principal Place of Business. Unless and until amended in accordance with this Agreement and the Act, the name of the LLC will be “Idwal Therapeutics LLC.” The principal place of business of the LLC shall initially be located at 8 The Green, Dover, DE 19901, or such other location as the Board of Managers may, from time to time, designate. The address of the LLC’s registered office in the State of Delaware, and the name of the registered agent for service of process, shall be Registered Agent Solutions, Inc., 838 Walker Road Suite 21-2, Dover, Delaware 19904, or such other place or person in the State of Delaware as the Board of Managers shall designate.

2.3 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended. It is the express intention of the parties hereto that this Agreement shall be the sole statement of agreement among them, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such interpretation or amendment.

2.4 Investment Activities.

Purpose. The purpose of the LLC is to (i) engage, through corporate subsidiaries, in the business of development of pharmaceuticals, (ii) enter into, make, and perform all contracts and other undertakings, and (iii) carry on any other business or activity relating thereto or arising therefrom and to carry on anything incidental, convenient or necessary to the foregoing.

(a) [Reserved].

(b) UBTI. When determining whether the LLC shall engage in any activity, the Board of Managers shall take into consideration whether engaging in such activity would cause a Member (or any direct or indirect owner thereof, as applicable) to have any “unrelated business taxable income” (as that term is defined in Section 512 of the Code), any “unrelated debt-financed income” (as that term is defined in Section 514 of the Code) or any item of gross income that would be included in determining the unrelated business taxable income of such Member (or any direct or indirect owner thereof, as applicable).

2.5 Definitions. Terms not otherwise defined in this Agreement shall have the meanings set forth in Article I.

2.6 Term. The term of the LLC commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware in accordance with the Act and shall continue unless the LLC’s existence is terminated pursuant to Article XIII of this Agreement.

ARTICLE III

MEMBERS AND INTERESTS

3.1 Units Generally. The Interest of each of the Members in the LLC shall consist of a number of “Units.” Units may be issued in one or more classes or series of classes, as approved by the Board of Managers. Except as otherwise provided in this Agreement, the Equity Incentive Plan or the Act, each Member holding a Unit or Units shall have (a) a distributive share in the Net Income and Net Loss of the LLC as provided in this Agreement, (b) a right to the Capital Account maintained for such Member according to Article IX hereof, (c) the right to receive distributions from the LLC as provided in this Agreement, (d) the right to receive information concerning the business and affairs of the LLC as provided in this Agreement or non-waivable provisions of the Act and (e) the right, if any, to vote as provided in this Agreement. The Units shall be uncertificated unless the Board of Managers determines that the Units shall be represented by certificates in such form as shall be determined by the Board of Managers from time to time. If applicable, the LLC may issue a new certificate in place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the LLC may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the LLC an affidavit of loss and indemnity undertaking sufficient to indemnify it against any claim that may be made against it on account of that alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

3.2 Classes of Units.

(a) Classes of Units. Initially, there shall be two classes of Units, one designated “Series A Preferred Units” (the “Series A Preferred Units”) and the other designated “Common Units” (the “Common Units”). The Series A Preferred Units and the Common Units shall have the rights set forth in Section 3.1(a) through (e) and such other relative rights, powers and duties as are set forth in this Agreement. Subject to the terms and conditions of Articles III and IV hereof, the LLC is authorized to issue up to 34,961,060 Units in the aggregate, divided as follows: (a) 18,064,512 Units shall be authorized Common Units, of which (i) none are issued and outstanding and owned by the Common Members as of the Effective Date, (ii) 1,167,964 Common Units (the “Reserved Incentive Common Units”) shall initially be reserved for issuance pursuant to the Equity Incentive Plan and allocated or deemed issued pursuant to the Bonus Profit Plan, and (iii) 16,896,548 Common Units shall be reserved for issuance upon the conversion of Series A Preferred Units pursuant to Section 3.12 hereof; and (b) 16,896,548 Units shall be authorized Series A Preferred Units, all of which are issued and outstanding and owned by the Series A Members as of the Effective Date. The authorized Units and the Common Units reserved pursuant to clause (a)(iii) shall be automatically increased as necessary in the event the Series A Preferred Units become convertible into more than 16,896,548 Common Units pursuant to Section 3.12 hereof.

(b) Incentive Plans. Following the Effective Date, the Board of Managers may adopt an Equity Incentive Plan (the “Equity Incentive Plan”) or a Bonus Profit Plan (the “Bonus Profit Plan”, and together with the Equity Incentive Plan the “Plans”) in a form acceptable to the Board of Managers and, except as set forth in Section 3.11, without the requirement that either Plan be approved by the Members. The Members hereby agree that the Board of Managers shall have the authority to adopt and administer the Plans, or appoint an administrator thereof, in accordance with the terms of each Plan and this Agreement. The Board of Managers shall be permitted to issue or deem to be issued or allocated up to the number of Reserved Incentive Common Units (or Net Income of the LLC or gain from an LLC Liquidation Event that would be attributable to such Common Units if such Units were issued) pursuant to the Plans, and any such Reserved Incentive Common Unit may be issued with a Profits Interest Threshold Amount, may be designated by the Board of Managers as Non-Voting Units and may be subject to vesting or other restrictions as determined by the Board of Managers. The Reserved Incentive Common Units may be increased with the approval of the Board of Managers and the Majority in Interest of the Members, including a Majority in Interest of the Series A Members. Any Bonus Profit Plan adopted by the Board of Managers shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as it may be amended from time to time. Unless otherwise provided in the Equity Incentive Plan or pursuant to a Unit grant agreement, Common Units that are Non-Voting Units issued under the Equity Incentive Plan shall represent solely an economic interest in the LLC. Holders of such Non-Voting Units shall be entitled to the allocations and distributions attributable to such Common Units (in each instance in accordance with this Agreement), but shall otherwise have no rights or powers (including, without limitation, voting power) to participate in the management of the LLC with respect to their Common Units, and shall not be treated as, nor possess any of the rights of, a member of a limited liability company under the Act. Any Member who receives Common Units for services shall make a timely and effective election under Section 83(b) of the Code in accordance with Section 1.83-2 of the Treasury Regulations with respect to such Common Units. With respect to any Common Unit issued that is intended to be a Profits Interest, both the LLC and all Members will (i) treat such Common Units as outstanding for U.S. federal income tax purposes, (ii) treat such Member as a partner for U.S. federal income tax purposes with respect to such Common Units and (iii) file all tax returns and reports consistently with the foregoing, and neither the LLC nor any of its Members will deduct any amount (as wages, compensation or otherwise) with respect to the issuance of such Common Units for U.S. federal income tax purposes.

3.3 Members. The Members of the LLC, including those Awardees who receive their Awards in accordance with the terms of the Equity Incentive Plan, are set forth on Exhibit A hereto, each of whom is admitted to the LLC as a Member as of the Effective Date. The name and place of residence of each Member and a designation as to whether such Member is a Common Member or a Series A Member is as set forth on Exhibit A attached hereto. Each Member shall be entitled to review such Member’s Exhibit A. Unless otherwise determined by the Board of Managers, no Member, other than a Series A Member, shall be entitled to receive a copy of, review or inspect any other Member’s Exhibit A. Each Member, other than a Series A Member, hereby waives any rights such Member may have pursuant to the Act to receive, review or inspect, directly or indirectly, any other Member’s Exhibit A or any other books, records or documents containing substantially equivalent information.

3.4 Representations and Warranties. Each Member, solely as to such Member and not as to any other Member, hereby represents and warrants to the LLC and each other Member as follows:

(a) Good Standing; Due Organization. If such Member is a Person who is not an individual, such Member is duly organized, validly existing, and in good standing under the law of its state of organization and has full organizational power to execute and deliver this Agreement and to perform its obligations hereunder.

(b) Accredited Investor. (i) Except with respect to Members issued Reserved Incentive Common Units, such Member is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act, or (ii) such Member is acquiring the respective Interest in compliance with Federal, state, local or foreign laws.

(c) Purchase Entirely for Own Account. The Member is acquiring its Interest in the LLC for the Member’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof, and has no contract, understanding, undertaking, agreement or arrangement of any kind with any Person to Transfer to any Person its Interest or any part thereof, nor does such Member have any plans to enter into any such agreement.

(d) Investment Experience. By reason of the Member’s business or financial experience, the Member has the knowledge, experience and capacity to evaluate and protect its own interests in connection with the transactions contemplated hereunder, is able to bear the economic and financial risks of an investment in the LLC for an indefinite period of time, and at the present time could afford a complete loss of such investment.

(e) Disclosure of Information. The Member is aware of the LLC’s business affairs and financial condition and has acquired sufficient information about the LLC to reach an informed and knowledgeable decision to acquire a membership interest in the LLC.

(f)  Federal and State Securities Laws. Assuming federal and state securities laws apply to the interests described herein, the Member acknowledges that the Units have not been registered under the Securities Act or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements. In this connection, the Member represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(g) Publicly Traded Partnership Rules. At least one of the following statements is true with respect to such Member and, except to the extent otherwise approved by the Board of Managers, will continue to be true throughout the period during which such Member holds any Units:

(i)   such Member is not a partnership, grantor trust or S corporation (or entity disregarded as separate from a partnership, grantor trust or S corporation) for U.S. federal income tax purposes; or

(ii) such Member is a partnership, grantor trust, or S corporation (or entity disregarded as separate from a partnership, grantor trust or S corporation) for U.S. federal income tax purposes, and, with regard to each Beneficial Owner of such Member,

(1) the principal purposes for the establishment or use of such Member (or, in the case of a Member that is an entity so disregarded as separate from a partnership, grantor trust or S corporation, the principal purposes for the establishment of or use of its sole owner) do not include avoidance of the one hundred (100) partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) with respect to the LLC; or

(2) not more than fifty percent (50%) of the value of such Beneficial Owner’s interest in such Member (or in the case of a Member that is an entity so disregarded as separate from a partnership, grantor trust or S corporation, not more than fifty percent (50%) of the value of the Beneficial Owner’s interest in its sole owner) is attributable to such Member’s Units.

For purposes of this subsection (g), the term “Beneficial Owner” shall have the meaning assigned to such term in Treasury Regulations Section 1.7704-1(h)(3). In the event that a Member’s representation pursuant to this Section 3.4 shall at any time fail to be true, such Member shall promptly (and in any event within ten (10) days) notify the Board of Managers of such fact and shall promptly thereafter deliver to the Board of Managers any information regarding such Member and its beneficial owners reasonably requested by counsel to the LLC for purposes of determining the number of the LLC’s partners within the meaning of Treasury Regulations Section 1.7704-1(h).

3.5 Additional Members.

(a) Additional Interests. The Board of Managers, in compliance with Section 4.4 hereof and subject to the approval provision of Section 3.11, shall have the right to cause the LLC to issue or sell to any Persons and admit any such Person as a Member (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be “Additional Interests”): (i) Units in the LLC, in addition to Units issued pursuant to the Equity Incentive Plan; (ii) Convertible Securities; (iii) Awards or other rights to purchase or otherwise acquire Units issued pursuant to the Equity Incentive Plan, and (iv) Common Units deemed issued or allocated pursuant to the Bonus Profit Plan; in each case and in the aggregate up to the number of authorized Units set forth in Section 3.2(a) hereof; provided that any issuance or sale of Additional Interests pursuant to the foregoing clauses (i) or (ii) shall also require the consent of the Members necessary to amend this Agreement pursuant to Section 14.1(a). The Board of Managers shall have the right to cause the LLC to issue such Additional Interests subject to repurchase or forfeiture based on vesting, and the Board of Managers shall have the right to cause the LLC to repurchase or reacquire such Additional Interests pursuant to the terms governing the vesting of such Additional Interests. Upon any such repurchase or forfeiture, such repurchased or reacquired Additional Interests may be resold and reissued pursuant to the terms of this Article III and the Equity Incentive Plan (if applicable). If an Additional Interest is issued to an existing Member in accordance with the terms of this Agreement, the Board of Managers shall amend Exhibit A without the further vote, act or consent of any other Person to reflect the issuance of such Additional Interest and, upon the amendment of such Exhibit A, such Member shall be issued its Additional Interest. Notwithstanding the foregoing, the Board of Managers shall not have the right to cause the LLC to issue any such Additional Interests if such Units are not currently authorized under Section 3.2(a) of this Agreement.

(b) Additional Members. In order for a Person, other than an existing Member, to be admitted as a Member of the LLC with respect to an Additional Interest as defined in Section 3.5(a) above: (i) such Additional Interest shall have been issued or sold in accordance with the terms of this Agreement; (ii) such Person shall have delivered to the LLC a counterpart signature page to this Agreement and shall have delivered such other documents and instruments as the Board of Managers determine to be necessary or appropriate and as are consistent with the terms of this Agreement in connection with the issuance or sale of such Additional Interest to such Person or to effect such Person’s admission as a Member; (iii) if such Person is an Awardee, such Awardee receives an Award whereby the Awardee acquires Units pursuant to the Equity Incentive Plan; and (iv) the Board of Managers shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member and its Interests. Upon the amendment of Exhibit A, such Person shall be admitted as an additional Member (an “Additional Member”) and deemed listed as such on the books and records of the LLC and thereupon shall be issued its Additional Interest.

3.6 Resignation or Withdrawal of a Member. Except as specifically provided herein, and subject to the provisions for Transfers contained in Article XI, no Member shall have the right to resign or withdraw from membership in the LLC or withdraw its Interest in the LLC.

3.7 Meetings of the Members.

(a) Annual Meetings. Annual meetings of Members entitled to vote shall be held at such date and time as shall be designated from time to time by the Board of Managers and stated in the notice of the meeting.

(b) Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Board of Managers, and shall be called by the LLC at the request of Members holding at least ten percent (10%) of the outstanding Units (any Units held by an Affiliate of a Member shall be treated as owned by such Member for purposes of determining the number of Units held by such Member). Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice.

(c) Place of Meeting. All meetings of Members shall be held at such place within or without the State of Delaware as the Board of Managers shall designate, including but not limited to by means of remote communication as herein provided.

(d) Notice of Meetings. Notice of all meetings of Members, including those meetings specified in Sections 3.7(a) and (b), stating the time, place and purpose of the meeting, shall be Delivered at least twenty-four (24) hours before the meeting. Any adjourned meeting may be held as adjourned without further notice, provided that any adjourned session or sessions are held within ninety (90) days after the date set for the original meeting. No notice need be given (i) to any Member if a written waiver of notice, executed before or after the meeting by such Member or his or her attorney thereunto duly authorized, is filed with the records of the meeting, or (ii) to any Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

(e) Quorum. A quorum shall be present at any meeting of the Members if a Majority in Interest of the Members are represented at the meeting in person or by proxy, except as otherwise provided by law; provided that, with respect to any matter that requires the approval of a particular Class of Units, a quorum shall be present at such meeting if a majority of the outstanding Units of such Class are represented at the meeting in person or by proxy. Once a quorum is present at the meeting of the Members, the Members represented in person or by proxy and entitled to vote at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members represented in person or by proxy and entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented.

(f)  Proxies. Interests of Members may be voted in person or by an agent or agents authorized by a written proxy executed by such Member or his or her duly authorized agent, which shall be filed with the Secretary of the LLC at or before the meeting at which it is to be used. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger, provided that no proxy shall be voted on or after three years from its date unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his or her legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(g) Electronic Communications. Members may participate in any meeting of Members by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(h) Voting on Matters. For purposes of voting on matters (other than a matter for which the affirmative vote of a specified portion of the Members or a Class of Members is required by the Act or this Agreement, in which case the act of the Members shall be such specified portion of the Members or Class of Members) at any meeting of the Members at which a quorum is present, the act of the Members shall be the affirmative vote of Members holding a majority of the Units (on an as converted basis with the Common Units and Series A Preferred Units treated as a single Class) represented at such meeting (unless the Act requires a greater percentage to approve such matters, in which case the Act shall govern and control). For any vote taken by written consent in lieu of a meeting (other than with respect to a matter for which the affirmative vote of a specified portion of the Members or a Class of Members is required by the Act or this Agreement, in which case the act of the Members shall be such specified portion of the Members or Class of Members), the act of the Members shall be the affirmative written consent of Majority in Interest of the Members (unless the Act requires a greater percentage to approve such matters, in which case the Act shall govern and control).

3.8 Action by Written Consent. Any action required to be taken at any annual or special meeting of Members or otherwise, or any action which may be taken at any annual or special meeting of Members or otherwise (including without limitation any consent, approval, vote or other action of the Members required or contemplated under or by this Agreement, the Act or otherwise), may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Members required to approve such action as set forth in the last sentence of Section 3.7(h) above. Unless the consent of all Members entitled to vote has been solicited in writing, prompt notice of the taking of action by Members without a meeting pursuant to this Section 3.8 by less than unanimous written consent shall be given to each of those Members who have not consented in writing.

3.9 Limited Liability of Members.

(a) General. No Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of the LLC or of any other Member or their respective Affiliates. The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and no Member or former Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member or former Member.

(b) Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that there exists a deficit in the Capital Account of any Member, upon dissolution of the LLC such deficit shall not be an asset of the LLC and such Members shall not be obligated to contribute such amount to the LLC to bring the balance of such Member’s Capital Account to zero.

(c) Limitations on Duties of Series A Members. Except to the extent, if any, expressly set forth in this Agreement or otherwise expressly agreed to in writing by a Series A Member: (i) no Series A Member shall have any obligation to disclose, offer or account to the LLC or any other Member with respect to any business opportunity whether or not the opportunity may be competitive with or within the business purposes of the LLC as set forth in Section 2.4 hereof; (ii) each Series A Member shall be free to engage in any lawful business activity whether or not that activity competes with or may potentially compete with, or conflicts with or may potentially conflict with, the business of the LLC; and (iii) none of the Members, the LLC, the creditors of the LLC or any other Person shall have any claim against any Series A Member by reason of any direct or indirect, passive or active, investment or participation in any potential or actual competing or conflicting investment or participation, including with respect to a venture capital firm or an investment in a portfolio company. As used in this Section 3.9, Series A Member includes any Affiliate of a Series A Member.

3.10   No Appraisal Rights. No Member shall have any right to have its Units appraised and paid out under the circumstances provided in Section 18-210 of the Act, or under any other circumstances.

3.11   General Voting Rights. Whether by person or by proxy, (i) each Common Member shall have the right to one (1) vote for each Common Unit held by it, provided that (A) Common Units issued out of Reserved Incentive Common Units that are designated by the Board of Managers as Non-Voting Units shall not vote and shall have no voting rights and (B) Common Units issued out of Reserved Incentive Common Units that are not designated as Non-Voting Units shall vote and shall have voting rights, and (ii) each Series A Member shall have the right to one (1) vote for each Common Unit into which its Series A Preferred Units are convertible on the record date of the vote, and with respect to any vote other than any vote with respect to which the holders of Common Units have the right to vote as a separate Class pursuant to the Act or this Agreement, such Series A Member shall have full voting rights and powers equal to the voting rights and powers of the Common Members. No Member who has assigned all of his or her Units shall have any right to vote on any matter. A Member who has assigned some, but not all, of his or her Units shall be treated as a Member and entitled to a vote on all matters to the extent of his or her retained Units. Irrespective of any provision of Section 18-209 of the Act, but subject to the terms of this Agreement, including, but not limited to Section 3.11(b) hereof, a merger or other LLC Liquidation Event shall not require approval by any separate class or group of Members. Except for this Agreement, no Member shall deposit any Units owned by such Member in a voting trust or subject any such Units to any arrangement or agreement with respect to the voting of such Units. So long as any of the Series A Preferred Units remain outstanding, the LLC shall not either directly or indirectly (by amendment, merger, consolidation, domestication, transfer of the LLC, continuance, reorganization, recapitalization, waiver, statutory conversion or otherwise) take any of the following actions without first obtaining the approval (by vote or written consent, as provided by the Act and this Agreement) of a Majority in Interest of the Series A Members (the “Requisite Holders”):

(i)   notwithstanding Section 18-209 of the Act, consummate a merger or other LLC Liquidation Event; provided that such consummation of a merger or other LLC Liquidation Event with gross proceeds to the LLC of less than $60,000,000 shall require approval of not less than 85% of the then outstanding Series A Preferred Units;

(ii) amend or waive any provision of this Agreement;

(iii) amend the Certificate;

(iv) amend, alter, waive, repeal, eliminate or nullify the rights, preferences, privileges or powers of the Series A Preferred Units or of the holders thereof with respect to such Series A Preferred Units (whether by merger, consolidation or otherwise), including, without limitation, pursuant to any amendment, alteration, waiver, repeal, elimination, or nullification of any provision of this Agreement;

(v) increase or decrease (other than by redemption or conversion) the authorized number of Series A Preferred Units or Common Units;

(vi) make any distribution (or permit any subsidiary make any distribution) with respect to any Units junior to the Series A Preferred Units (other than tax distributions);

(vii)   redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) (or permit any subsidiary to redeem, purchase or otherwise acquire) any Units junior to the Series A Preferred Units; provided, however, that this restriction shall not apply to the reacquisition or repurchase of Common Units from employees, officers, Managers, consultants or other persons performing services for the LLC or any subsidiary pursuant to agreements under which the LLC has the option to reacquire or repurchase such Units at cost, or under which such Units are forfeited to the LLC, upon the termination of employment or service, or pursuant to a right of first refusal;

(viii) change the authorized number of Managers of the LLC;

(ix) authorize or issue, or obligate itself to issue, any security (whether equity, convertible debt or a unit of debt and equity securities or any other Convertible Securities) having a preference over, or being on a parity with, the Series A Preferred Units with respect to distributions, liquidation or redemption; provided however that any such authorization, issuance or obligation made in connection with a bona fide financing round of the Company, at a pre-money valuation of the Company of less than $60,000,000 shall require approval of not less than 85% of the then outstanding Series A Preferred Units;

(x) alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Units;

(xi) effect an exchange, reclassification or cancellation (other than by redemption or conversion) of Units of any class or series;

(xii) create, or hold capital stock in, any entity unless wholly-owned (either directly or through one (1) or more other subsidiaries) by the LLC, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock unless wholly-owned (either directly or through one (1) or more other subsidiaries);

(xiii) create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan;

(xiv) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, in excess of $1,000,000 without the approval of not less than 85% of the then outstanding Series A Preferred Units; or

(xv) settle any tax controversy or make a “push-out” election under Section 8.8.

3.12   Conversion. The holders of the Series A Preferred Units shall have conversion rights as follows:

(a) Right to Convert. Each Series A Preferred Unit shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Unit, at the office of the LLC into such number of fully paid and nonassessable Common Units as is determined by dividing the Original Issue Price for the Series A Preferred Units by the Conversion Price for the Series A Preferred Units (the conversion rate at which the Series A Preferred Units converts into Common Units is referred to herein as the “Conversion Rate” in respect of the Series A Preferred Units), determined as hereafter provided, in effect on the date of conversion. The initial “Conversion Price” for the Series A Preferred Units shall be the Original Issue Price thereof; provided, however, that the Conversion Price for the Series A Preferred Units shall be subject to adjustment as set forth in Section 3.12(d) below.

(b) Automatic Conversion. Each Series A Preferred Unit shall automatically be converted into Common Units (or common stock of the LLC’s successor Corporation) at the Conversion Rate at the time in effect for the Series A Preferred Units immediately upon the earlier of (i) a Qualified Public Offering or (ii) any other public offering or direct listing of interests in the Company with the written consent or agreement of a Majority in Interest of the Series A Members.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Units shall be entitled to voluntarily convert the same into Common Units, such Member shall give written notice to the LLC at its principal office, of the election to convert the same and shall state therein the name or names in which the Common Units issuable upon such conversion are to be issued. If the Units of the LLC are certificated, the LLC shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Units, or to the nominee or nominees of such holder, a certificate or certificates for the number of Common Units to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Units to be converted, and the Person or Persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the holder or holders of such Common Units as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Preferred Units for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Persons entitled to receive the Common Units upon conversion of the Series A Preferred Units shall not be deemed to have converted such Series A Preferred Units until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section 3.12(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the Series A Member consent approving such conversion, and the Persons entitled to receive Common Units issuable upon such conversion shall be treated for all purposes as the holders of such Common Units as of such date.

(d) Conversion Price Adjustments of Series A Preferred Units for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Units shall be subject to adjustment from time to time as follows:

(i)   (A) If the LLC shall issue, on or after the Effective Date, any Additional Common Units (as defined below) without consideration or for a consideration per Unit less than the Conversion Price of the Series A Preferred Units in effect immediately prior to the issuance of such Additional Common Units, the Conversion Price for the Series A Preferred Units in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Common Units Outstanding (as defined below) immediately prior to such issuance plus the number of Common Units that the aggregate consideration received by the LLC for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of Common Units Outstanding immediately prior to such issuance plus the number of Additional Common Units. For purposes of this Section 3.12(d)(i)(A), the term “Common Units Outstanding” shall mean and include the following: (1) outstanding Common Units, (2) Common Units issuable upon conversion of outstanding Series A Preferred Units, (3) Common Units issuable upon exercise of outstanding options and (4) Common Units issuable upon exercise (and, in the case of warrants to purchase Series A Preferred Units (if any), conversion) of outstanding warrants. Units described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price for the Series A Preferred Units shall be made in an amount less than one tenth of one cent per Unit. Except to the limited extent provided for in Sections 3.12(d)(i)(E)(3) and 3.12(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 3.12(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the LLC for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Common Units for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Managers irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Units, securities by their terms convertible into or exchangeable for Common Units or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of Additional Common Units issued and the consideration paid therefor:

(1) The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 3.12(d)(i)(C) and (d)(i)(D)), if any, received by the LLC upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.

(2) The aggregate maximum number of Common Units deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the LLC for any such securities and related options or rights (excluding any cash received on account of accrued interest), plus the minimum additional consideration, if any, to be received by the LLC (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 3.12(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of Common Units deliverable or in the consideration payable to the LLC upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Units, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Units, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Common Units (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of Additional Common Units deemed issued and the consideration deemed paid therefor pursuant to Sections 3.12(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3.12(d)(i)(E)(3) or (4); provided, that, no such adjustment to reflect any change, termination or expiration of the type described in either Section 3.12(d)(i)(E)(3) or (4) shall have the effect of increasing the Conversion Price of the Series A Preferred Units to an amount above the Conversion Price that would have resulted from any other issuances of Additional Common Units and any other adjustments provided for herein between the original adjustment date and such readjustment date.

(ii) “Additional Common Units” shall mean any Common Units issued (or deemed to have been issued pursuant to Section 3.12(d)(i)(E)) by the LLC on or after the Effective Date other than:

(A)   Common Units issued pursuant to a transaction described in Section 3.12(d)(iii) hereof;

(B) Common Units issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Managers, including the Series A Managers;

(C) Common Units issued pursuant to a Qualified Public Offering;

(D) Common Units issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Effective Date;

(E) Common Units issued in connection with a bona fide business acquisition of or by the LLC, whether by merger, consolidation, sale of assets, sale or exchange of equity securities or otherwise, that has been approved by the Board of Managers, including the Series A Managers;

(F) Common Units issued or deemed issued pursuant to Section 3.12(d)(i)(E) as a result of a decrease in the Conversion Price of any Series A Preferred Unit resulting from the operation of Section 3.12(d);

(G)   Common Units issued to persons or entities with which the LLC has business relationships, provided such issuances are for other than primarily equity financing purposes and have been approved by the Board of Managers, including the Series A Managers;

(H)   Common Units issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar institution approved by the Board of Managers, including the Series A Managers, provided such financing is primarily for non-equity purposes; or

(I)  Common Units issued with the written consent or agreement of the Majority in Interest of the Series A Members.

The Common Units contemplated by Section (A) through (I) above and, the Series A Preferred Units the issuance of which would result in the deemed issuance of any such Common Units, shall be collectively referred to as the “Excepted Units”.

(iii) In the event the LLC should at any time or from time to time after the Effective Date fix a date for the effectuation of a split or subdivision of the outstanding Common Units or the determination of holders of Common Units entitled to receive a distribution payable in additional Common Units or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Units (hereinafter referred to as “Common Units Equivalents”) without payment of any consideration by such holder for the additional Common Units or the Common Units Equivalents (including the additional Common Units issuable upon conversion or exercise thereof), then, as of such date the Conversion Price of the Series A Preferred Units shall be appropriately decreased so that the number of Common Units issuable on conversion of each Series A Preferred Unit shall be increased in proportion to such increase of the aggregate of Common Units outstanding.

(iv) If the number of Common Units outstanding at any time after the Effective Date is decreased by a combination of the outstanding Common Units, then, following the date of such combination, the Conversion Price for the Series A Preferred Units shall be appropriately increased so that the number of Common Units issuable on conversion of each Series A Preferred Unit shall be decreased in proportion to such decrease in outstanding Units.

(e) Other Distributions. In the event the LLC shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the LLC or other Persons, assets (excluding cash distributions) or options or rights not referred to in Section 3.12(d)(iii), then, in each such case for the purpose of this Section 3.12(e), the holders of the Series A Preferred Units shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Units of the LLC into which their Series A Preferred Units are convertible as of the date of such distribution.

(f)  Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Units (other than a subdivision or combination, or merger or sale of assets transaction provided for elsewhere in this Section 3.12 or in the event of an LLC Liquidation Event) provision shall be made so that the holders of the Series A Preferred Units shall thereafter be entitled to receive upon conversion of the Series A Preferred Units the number of Units or other securities or property of the LLC or otherwise, to which a holder of Common Units deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.12 with respect to the rights of the holders of the Series A Preferred Units after the recapitalization to the end that the provisions of this Section 3.12 (including adjustment of the Conversion Price then in effect and the number of Units purchasable upon conversion of the Series A Preferred Units) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Units and Certificate as to Adjustments.

(i)   No fractional Units shall be issued upon the conversion of any Series A Preferred Units and the aggregate number of Common Units to be issued to particular Members, shall be rounded down to the nearest whole Unit and the LLC shall pay in cash the fair market value of any fractional Units as of the time when entitlement to receive such fractions is determined. Whether or not fractional Units would be issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Units the holder is at the time converting into Common Units and the number of Common Units issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Units pursuant to this Section 3.12, the LLC, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Units a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The LLC shall, upon the written request at any time of any holder of Series A Preferred Units, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Units at the time in effect, and (C) the number of Common Units and the amount, if any, of other property that at the time would be received upon the conversion of a Series A Preferred Unit.

(h) No Tax Effect on Conversion. The parties hereto agree and acknowledge that, absent a change in relevant law from and after the date hereof, the tax consequences of the conversion of Series A Preferred Units to Common Units shall be governed by Internal Revenue Service Revenue Ruling 84-52.

(i)   Reservation of Units Issuable Upon Conversion. The LLC shall at all times reserve and keep available out of its authorized but unissued Common Units, solely for the purpose of effecting the conversion of Series A Preferred Units, such number of its Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Units; and if at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Units, in addition to such other remedies as shall be available to the holder of such Series A Preferred Units, the LLC will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Units to such number of Units as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite Member approval of any necessary amendment to this Agreement.

(j)   Notices. Any notice required by the provisions of this Section 3.12 to be given to the holders of Series A Preferred Units shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder at such holder’s address appearing on the books of the LLC.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Units may be waived, prospectively with respect to a particular issuance of Additional Common Units, by the consent or vote of a Majority in Interest of the Series A Members. Any such waiver shall bind all future holders of Series A Preferred Units.

3.13   No Reissuance of Preferred Units. No Series A Preferred Units acquired by the LLC by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Series A Preferred Units shall be canceled, retired and eliminated from the Series A Preferred Units which the LLC shall be authorized to issue.

3.14   No Fiduciary Duties Owed by the Members. To the fullest extent permitted by applicable Law (including Section 18-1101 of the Act), no Member or Affiliate of a Member acting under this Agreement shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto, to the LLC or any other Member or Affiliate of a Member, with respect to or in connection with the LLC or the LLC’s business or affairs; and, without limitation, each Member when approving or disapproving any action, shall be entitled to consider only such interests and factors as such Member desires and may consider such Member’s own interests or the interests of the other Members and shall have no other duty or obligation, fiduciary or otherwise, to give any consideration to any interest of or factors affecting the LLC or any other Member or Affiliate of any other Member; provided, however, that such other interests or other factors are known by or disclosed to the other Members, unless the failure to make such disclosure does not prejudice the interests of the LLC or such other Members or Affiliates of such other Members. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member or Affiliate of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member or Affiliate of a Member. For the sake of clarity, this Section 3.14 only applies to a Member or any of its Affiliates, solely in their capacity as Members and not if such Member or such Affiliate of such Member is also serving the LLC in a different capacity.

3.15   Guaranteed Payments. In addition to the distributions provided for in Section 10.1, each Member may receive guaranteed payments (i.e., a payment in the nature of salary or bonus) within the meaning of Code Section 707(c) from the LLC (any such payments a “Compensation Amount”) in such Member’s capacity as a Manager, Officer, Employee, Consultant or other service provider to the LLC in such amount as may be determined by the Board of Managers. Each Member hereby understands and agrees that, (a) except as may be approved pursuant to the preceding sentence, he or she shall not be entitled to receive any Compensation Amount from the LLC, and (b) all amounts otherwise distributable by the LLC may be paid to the Members pursuant to the foregoing sentence and, accordingly, no amounts may be available for distribution to the Members and assignees pursuant to Section 10.1.

ARTICLE IV

CONTRIBUTIONS TO CAPITAL; WITHDRAWALS; ADVANCES

4.1 Capital Contributions. Each Member, excluding Members who have been or are granted Common Units for no payment pursuant to an Equity Incentive Plan, has made, or concurrently with the execution of this Agreement is making, a Capital Contribution to the LLC in the amount set forth in the records of the LLC. No Member shall be entitled to any interest or compensation with respect to such Member’s Capital Contribution or share of the capital of the LLC, except as expressly provided herein. No Member shall have any liability for the repayment of the Capital Contribution of any other Member and each Member shall look only to the assets of the LLC for return of such Member’s Capital Contributions to the extent permitted herein. Each Common Member holds an Interest in the LLC represented by the Common Units set forth opposite the Member’s name on Exhibit A. Each Series A Member holds an Interest in the LLC represented by the Series A Preferred Units set forth opposite the Member’s name on Exhibit A.

(a) Additional Capital Contributions. No Member shall be permitted or required to make any additional Capital Contribution without the consent of the Board of Managers and such Member.

(b) Interest. No Member shall be entitled to any interest with respect to contributions to or share of the capital of the LLC.

4.2 No Right of Withdrawal. No Member shall have the right to withdraw or receive any return of, or interest on, any portion of such Member’s contributions to capital of, or to receive any distributions from, the LLC, except as provided in Articles X and XIII.

4.3 Advances. Any advance by a Member shall require the prior written consent of the Board of Managers. If any Member shall advance any funds to the LLC in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle that Member to any increase in its share of the distributions of the LLC. The amount of any such advance shall be a debt obligation of the LLC to such Member and shall be repaid to it by the LLC with interest at a rate and upon such other terms and conditions which the Board of Managers determines in good faith are, taken as a whole, not materially less favorable to the LLC than would be available to the LLC from an unrelated commercial lender, as shall be agreed by the LLC and such Member. Any such advance shall be payable and collectible only out of LLC assets, and the other Members shall not be personally obligated to repay any part thereof. No Person who makes any loan to the LLC shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the LLC, other than as a creditor.

4.4 Right of First Offer . Subject to the terms and conditions specified in this Section 4.4, the LLC hereby grants to each of the Investors (as defined in Section 1.1) a right of first offer with respect to future sales or issuances by the LLC of additional Units or Convertible Securities other than Excepted Units (“Additional Units”). An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate. Each time the LLC proposes to offer any Additional Units, the LLC shall first make an offering of such Additional Units to each Investor in accordance with the following provisions:

(a) The LLC shall Deliver a notice (“Notice of Additional Units”) to the Investors stating (i) its bona fide intention to offer such Additional Units, (ii) the number of any type of such Additional Units to be offered and (iii) the price and terms upon which it proposes to offer such Additional Units.

(b) By written notification received by the LLC within twenty (20) calendar days after the giving of Notice of Additional Units, each Investor may elect to purchase, at the price and on the terms specified in the Notice of Additional Units, up to that portion of such Additional Units that equals the proportion that the number of Common Units issued and held by such Investor (assuming full conversion and exercise of all Convertible Securities then outstanding) bears to the total number of Common Units of the LLC then outstanding (assuming full conversion and exercise of all Convertible Securities then outstanding) issued and held, or issuable upon conversion of the Series A Preferred Units then held, by all the Investors. The LLC shall promptly, in writing, inform each Investor that elects to purchase all the Units available to it (a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Additional Units for which Investors were entitled to subscribe, but which were not subscribed for by the Investors, that is equal to the proportion that the number of Common Units issued and held, or issuable upon conversion of the Series A Preferred Units, by such Fully-Exercising Investor bears to the total number of Common Units issued and held, or issuable upon conversion of the Series A Preferred Units then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed Units.

(c) If all Additional Units that Investors are entitled to obtain pursuant to Section 4.4(b) are not elected to be obtained as provided in Section 4.4(b) hereof, the LLC may, during the ninety (90) day period following the expiration of the period provided in Section 4.4(b) hereof, offer the remaining unsubscribed portion of such Additional Units to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice of Additional Units. If the LLC does not enter into an agreement for the sale of the Additional Units within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Units shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The rights provided in this Section 4.4 may not be assigned or transferred by any Investor; provided, however, that an Investor that is an entity may assign or transfer such rights to an Affiliate of such Investor (including any fund or entity under common management) and an Investor that is an individual may assign or transfer such rights to an entity managed by such individual or such individuals spouse or direct lineal descendants.

(e) The covenants set forth in this Section 4.4 shall terminate and be of no further force or effect upon the consummation of (i) a Qualified Public Offering or (ii) an LLC Liquidation Event.

(f)  Notwithstanding anything herein to the contrary, the provisions of this Section 4.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the LLC and the Investors holding at least a majority of the Series A Preferred Units then held by all of the Investors. Any amendment or waiver effected in accordance with this Section 4.4(f) shall be binding upon each holder of any Series A Preferred Units, each future holder of all such Series A Preferred Units and the LLC.

In addition to the foregoing, the right of first offer in this Section 4.4 shall not be applicable with respect to any Investor in any subsequent offering of Units if (x) at the time of such offering, the Investor “ is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Securities Act and (y) such offering of Units is otherwise being offered only to accredited investors.

ARTICLE V

MANAGEMENT AND RESTRICTIONS

5.1 Management by Board of Managers; Board of Managers.

(a) Management by Board of Managers. Subject to the limitations set forth in this Agreement, the Certificate or the Act, the business and affairs of the LLC shall be managed by or under the direction of the Board of Managers, which may exercise all powers of the LLC and do all lawful acts on behalf of the LLC. The Board of Managers shall have full, exclusive and complete discretion to take all such actions as they deem necessary or appropriate to accomplish the purposes of the LLC as set forth herein. The Board of Managers shall only act collectively or by one or more committees designated by the Board of Managers in accordance with Section 5.1(h). The Board of Managers acting collectively shall be a “manager” within the meaning of Section 18-101(10) or Section 18-402 of the Act and no individual Manager shall be a “manager” except if he or she is so designated by the Board of Managers. No Manager or Member acting in his or her individual capacity shall have the right, power or authority to act on behalf of or bind the LLC, except (i) that a Manager or Member who is also an Officer of the LLC may act on behalf of or bind the LLC in his or her capacity as an Officer of the LLC to the extent that he or she is authorized to do so or (ii) to the extent a Manager is so authorized by the Board of Managers.

(b) Size of the Board of Managers. The Board of Managers shall initially be comprised of four (4) managers, which number may be increased or decreased by amendment to this Agreement pursuant to Section 14.1, subject to the limitations set forth in Section 3.11. The Managers shall be appointed in accordance with Section 5.1(c).

(c) Composition of the Board of Managers.

(i)   The Board of Managers shall include:

(1) two (2) Managers appointed by Lomond (such individual the “Lomond Managers”) and two (2) Managers appointed by Tegid (the “Tegid Managers”, and together with the Lomond Managers, the “Series A Managers”). The Series A Managers shall initially be as set forth on Exhibit B, and the Common Members and Series A Members will vote and will cause their Affiliates to vote, or will execute and will cause their Affiliates to execute a written consent as contemplated by Section 3.8 with respect to all of the Units then held by the Common Members, Series A Members and such Affiliates, respectively, for the election of such individuals so designated by Lomond and Tegid.

(ii) Any Manager of the LLC may be removed from the Board of Managers in the manner allowed by law and this Agreement, but with respect to any Manager nominated pursuant to subsection 5.1(c), only upon the vote or written consent of the Members entitled to nominate such Manager. In the event of a vacancy in the Board of Managers resulting or proposed to result from the removal of a Manager, such vacancy shall be filled by vote of the applicable appointing Managers or Members in accordance with this Section 5.1(c), and the LLC shall take such reasonable actions as are necessary to facilitate such removals or appointments, including, without limitation, calling a special meeting for the election of Managers and soliciting the votes of the appropriate Members. The Managers shall annually elect one member of the Board of Managers to serve as Chairman of the Board of Managers (the “Chairman of the Board”) for a term of one year, who shall initially be as set forth on Exhibit B.

(iii) During the term of this Agreement, each of the Members agrees to vote all Units now or hereafter owned by such Member, whether beneficially or otherwise, or as to which such Member has voting power at a regular or special meeting of the Members (or by written consent) in accordance with the provisions of this Section 5.1. Upon the failure of any Member to vote such Member’s Units in accordance with the terms of this Section 5.1, such Member hereby grants to the LLC a proxy coupled with an interest in all Units owned by such Member, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 5.1 is amended to remove such grant of proxy in accordance with Section 14.1 hereof, to vote all such Voting Units in the manner provided in Section 5.1 hereof. The obligations of the Members to vote for Manager designees in accordance with the provisions of this Section 5.1 and the associated voting requirements for the removal of each such designee shall terminate and be of no further force and effect upon the earlier of (i) an LLC Liquidation Event or (ii) Qualified Public Offering. It is agreed and understood that monetary damages would not adequately compensate an injured Member for the breach of this Section 5.1 by any other Member, that this Section 5.1 shall be specifically enforceable, and that any breach or threatened breach of this Section 5.1 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Member waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(iv) For so long as Great American Insurance Company (“Great American”) is a member holding not less than 1,000,000 Units, Great American shall be entitled to designate one non-voting observer to attend the meetings of the Board.

(d) Meetings of the Board of Managers. The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Managers shall be held immediately after the annual meeting of Members and at the same place, and no notice of such meeting shall be necessary to the newly elected Managers in order to legally constitute the meeting, provided a quorum is present. In the event such meeting is not held at that time and place, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Managers, or as shall be specified in a written waiver signed by all of the Managers. The Board of Managers shall meet once per calendar quarter unless otherwise agreed by all of the Managers. Regular meetings of the Board of Managers may, unless otherwise required by the Board of Managers, be held on not less than forty-eight (48) hours’ notice from the Chairman of the Board of Managers to the other Managers delivered either personally, by telephone, by mail, by facsimile, by email or by any other reasonable means of communication, at such time and place as shall from time to time be specified in such notice. Special meetings of the Board of Managers may be called by the Chairman of the Board on not less than forty-eight (48) hours’ notice to each Manager, either personally, by telephone, by mail, by facsimile, by email or by any other reasonable means of communication. Special meetings of the Board of Managers shall be called by the Chairman of the Board in like manner and on not less than forty-eight (48) hours’ notice on the written request of one or more of the Managers. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement, the lack of notice. A waiver of notice need not specify the purposes of the meeting. All Managers shall be reimbursed for their reasonable travel and other expenses incurred in connection with their attendance of Board of Managers meetings and other LLC-related business.

(e) Quorum and Acts of the Board of Managers. Each Manager shall be entitled to one (1) vote with respect to any matter before the Board of Managers or committee thereof. At all meetings of the Board of Managers, the attendance of a majority of Managers shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Subject to the terms of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or committee, as the case may be, consent thereto in writing, and the writing, writings, electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Managers or committee. Such consent shall be treated as a vote of the Board of Managers for all purposes.

(f)  Electronic Communications. Managers, or members of any committee designated by the Board of Managers, may participate in a meeting of the Board of Managers, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

(g) Compensation of Managers. The LLC shall pay all non-employee Managers and committee members their reasonable out-of-pocket expenses, if any, of attendance at meetings of the Board of Managers or committees thereof. No such payment shall preclude any Manager from serving the LLC in any other capacity and receiving compensation therefor.

(h) Committees.

(i)   General. The Board of Managers may, by resolution passed by the Board of Managers, designate one or more committees, each committee to consist of at least one (1) Series A Manager; provided that each of Lomond and Tegid shall have the right to appoint each of their designated Series A Manages to such committees designated by the Board of Managers. Any such committee, to the extent provided in the resolution of the Board of Managers, shall have and may exercise all the powers and authority of the Board of Managers, but, unless the resolutions expressly so provide, no such committee shall have the power or authority to authorize the issuance of Units. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Managers. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required.

(ii) Compensation Committee. The Board of Managers shall designate a Compensation Committee, which shall consist of at least (i) one (1) Series A Manager. The Compensation Committee shall have the powers and authority determined by the of the Board of Managers, including, but not limited to, the power and authority to evaluate and determine cash compensation, bonus and equity incentive programs and approve grants of options for equity-based compensation.

(i)   Restrictions on Actions of Board of Managers; Obligations to Take Certain Actions. Notwithstanding anything to the contrary in this Agreement, the actions of the Board of Managers shall be subject to the approval provisions of Section 3.11.

(j)   Matters Requiring Series A Manager Approval. So long as the Series A Members are entitled to elect the Series A Managers, this LLC shall not (by amendment, merger, consolidation, domestication, transfer of the LLC, continuance, reorganization, recapitalization, waiver, statutory conversion or otherwise) take any of the following actions without approval of the Board of Managers, which approval must include the affirmative vote of the Series A Managers:

(i)   make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other limited liability company, corporation, partnership, or other entity unless it is wholly owned by the LLC;

(ii) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or Manager, except advances and similar expenditures in the ordinary course of business or under the terms of an employee equity incentive plan approved by the Board of Managers;

(iii) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the LLC or any subsidiary arising in the ordinary course of business;

(iv) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of fifty million dollars ($50,000,000) or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of one year;

(v) enter into or be a party to any transaction with any Manager, Officer or employee of the LLC or any affiliated Person, other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and confidential information and invention assignment agreements and (ii) standard director and officer indemnification agreements approved by the Board of Managers;

(vi) hire, terminate or change the compensation of the executive officers, including approving any incentive plans or equity awards (including profits interests) to executive officers;

(vii) change the business of the LLC as described in Section 2.4(a)(i), enter new lines of business, or exit the current line of business;

(viii) sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business; or

(ix) other than in connection with the conversion of the LLC to a corporation as contemplated hereby, make any election to be taxed as an entity; or

(x) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the LLC or to the LLC of money or assets greater than $1,000,000.

5.2 Amendment of Certificate or Agreement. Subject to the provisions of this Agreement, the Board of Managers shall have the duty and authority to amend the Certificate or this Agreement consistent with Section 14.1(a) and Section 14.1(b), respectively.

5.3 Fiduciary Duties. To the fullest extent permitted by the Act (including Section 18-1101 of the Act) and other applicable law, and in all instances solely to the extent not inconsistent with the specific provisions of the Certificate or this Agreement, it is the intention of the parties that the Managers in their respective capacities as such shall have the rights, powers, authority, duties and responsibilities of directors of, and the Board of Managers shall act and function as, a board of directors of a for-profit stock corporation organized and existing under the DGCL to which provisions of Subchapter XIV of the DGCL, 8 Del. Ch. §§ 341 ff., are not applicable, as such rights, powers, authority, duties and responsibilities are interpreted and defined by decisions of state and federal courts having jurisdiction to interpret and define the same, except that (i) to the maximum extent that reduction or elimination of such duties is permitted by Section 102(b)(7) of the DGCL, such duties shall not be applicable to the Managers, and (ii) any action that may be taken by the Board of Managers may be taken by a duly authorized committee of the Board of Managers in accordance with Section 5.1(h). Any amendment, repeal or modification of the foregoing provisions of this Section 5.3 shall not adversely affect any right or protection of a Manager existing at the time of, or increase the liability of any Manager with respect to any acts or omissions of such Manager occurring prior to, such amendment, repeal or modification.Subject to, but without limiting generality of, the foregoing, all Managers shall, with respect to their actions and conduct in their respective capacities as such, be subject to the fiduciary duties applicable to directors of a for-profit stock corporation organized and existing under the DGCL.

5.4 Employee Agreements. Unless approved by the Board of Managers, all future employees of the LLC who shall purchase, or receive options to purchase, Common Units following the date hereof shall be required to execute Unit purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period (plus an additional period of up to eighteen (18) days) in connection with the Qualified Public Offering. The LLC shall retain a right of first refusal on transfers until the Qualified Public Offering and the right to repurchase unvested Units at cost.

ARTICLE VI

NOTICES

6.1 Notices. Any notice, payment, demand or other communication required or permitted to be given by any provision of this Agreement shall be deemed to have been delivered and given for all purposes (i) if delivered personally to the party or to an officer of the party to whom the same is directed, when received by such party, (ii) if delivered by confirmed telecopy transmission, when received if received on a Business Day during normal business hours of the recipient and if not, on the next Business Day, (iii) by a nationally recognized overnight courier services or (iv) whether or not the same is actually received, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows: If to the LLC, at its principal place of business the address of which is set forth in Section 2.2; if to a Member, at such Member’s address set forth on Exhibit A hereto, or to such other address as such Member may from time to time specify by written notice to the Members and the LLC; such notice shall be deemed to be given five (5) days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. Any party may by written notice to the other parties specify a different address or facsimile number for notice purposes by sending notice thereof in the foregoing manner.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of the Act, the Certificate or this Agreement, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VII

OFFICERS

7.1 Officers.

(a) The Board of Managers may, from time to time, designate one or more persons to be officers of the LLC (each such person an “Officer”). Any Officers designated by the Board of Managers shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular Officers and, unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board of Managers. Any number of offices may be held by the same person. No Officer need be a resident of the State of Delaware or of the United States of America.

(b) Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any Officer may be removed as such, either with or without cause, by the Board of Managers whenever in their judgment the best interests of the LLC will be served thereby. Any vacancy occurring in any office of the LLC may be filled by the Board of Managers.

(e) To the fullest extent permitted by the Act and other applicable law, and in all instances solely to the extent not inconsistent with the specific provisions of the Certificate or this Agreement, it is the intention of the parties that those Officers with titles expressly referenced in the DGCL or customarily used in corporations organized under the DGCL, in their respective capacities as such, shall, unless otherwise provided herein or determined by the Board of Managers, have the statutory and customary rights, powers, authority, duties and responsibilities of officers with similar titles of a for-profit stock corporation organized and existing under the DGCL. Without limiting the generality of the foregoing, without the approval of the Board of Managers or, to the extent required hereby or by non-waivable provisions of applicable law, no Officer shall have any right, power or authority to cause the LLC to enter into any transaction or to take any other action which would, if the LLC were a for-profit stock corporation organized and existing under the DGCL to which provisions of Subchapter XIV of the DGCL, 8 Del. Code §§ 341f., are not applicable, require a vote or other approval of the board of directors or stockholders of such corporation. The Members and the Board of Managers hereby delegate to each Officer such rights, powers and authority with respect to the management of the business and affairs of the LLC as may be necessary or advisable to effect the provisions of this Section 7.1(e).

(f)  The initial Officers of the LLC shall be those individuals designated as the Officers on Exhibit B.

7.2 Reliance by Third Parties. In dealing with the LLC and its duly appointed agents, no Person shall be required to inquire as to the LLC’s or such agents’ authority to bind the LLC.

7.3 Actions and Determinations of the LLC. Except as otherwise expressly provided herein, whenever this Agreement provides that a determination shall be made or an action shall be taken by the LLC, such determination or act shall be made or taken by the Board of Managers or, pursuant to this Agreement or with the authorization of the Board of Managers (which may be a general authorization and need not be specific as to any named person, Officer or particular transaction), by any Officer.

ARTICLE VIII

ACCOUNTING AND RECORDS

8.1 Financial and Tax Reporting. The LLC shall prepare its financial statements and its income tax information returns using such methods of accounting and tax year as the Board of Managers deems necessary or appropriate as permitted by the Code and Treasury Regulations.

8.2 Members Access to Certain Information. To the extent required by, and subject to the limitations set forth in, Section 18-305 of the Act and subject to any limitation set forth in any Plan or Unit grant agreement, subject to Section 8.9, the LLC shall make available, upon at least three (3) Business Days’ prior written notice to the LLC, for inspection at reasonable times during business hours by a Member, the most recent balance sheet and income statement of the LLC and such other information and documents required by such Section 18-305 to be made available to Members, provided, however, that a Member shall not be entitled to submit more than one (1) such written notice per month; provided further, however, unless otherwise provided in any Equity Incentive Plan or pursuant to a Unit grant agreement or option agreement, a Person holding solely Common Units that are Non-Voting Units issued under the Equity Incentive Plan shall have no such information access rights.

8.3 Delivery of Financial Statements. The LLC shall deliver to each Investor (in the Board materials of each quarterly Board meeting solely with respect to Sections 8.3(a), 8.3(b), and 8.3(c)):

(a) as soon as practicable, but in any event within one-hundred twenty (120) days after the end of each Fiscal Year of the LLC, an income statement for such Fiscal Year, a balance sheet of the LLC and statement of Members’ Capital Accounts as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the LLC;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the LLC, unaudited statements of income and cash flows for such fiscal quarter and for each month of such quarter, and an unaudited balance sheet and a statement of Members’ Capital Accounts as of the end of such fiscal quarter and as of the end of each month of such quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP)

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the LLC, a statement showing the number of Units of each class and series of Units and securities convertible into or exercisable for Units outstanding at the end of the period, the Common Units issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Units and the exchange ratio or exercise price applicable thereto, and the number of Reserved Incentive Common Units issued and Reserved Incentive Common Units not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the LLC, and certified by the chief financial officer or chief executive officer of the LLC as being true, complete, and correct;

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, an annual budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Managers;

(e) such other information relating to the financial condition, business or corporate affairs of the LLC as the Investor may from time to time request, provided, however, that the LLC shall not be obligated under this Section 8.3(e) or any other subsection of Section 8.3 to provide information that (i) the Board of Managers deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the LLC) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the LLC and its counsel; and

(f)  If, for any period, the LLC has any subsidiary whose accounts are consolidated with those of the LLC, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the LLC and all such consolidated subsidiaries. Notwithstanding anything else in this Section 8.3 to the contrary, the LLC may cease providing the information set forth in this Section 8.3 during the period starting with the date thirty (30) days before the LLC’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the LLC’s covenants under this Section 8.3 shall be reinstated at such time as the LLC is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

8.4 Supervision; Inspection of Books. Proper and complete books of account and records of the business of the LLC (including those books and records identified in the Act) shall be kept at the LLC’s principal office and at any other place as designated by the Board of Managers. The LLC shall permit each Investor, at such Investor’s expense, to visit and inspect the LLC’s properties, to examine its books of account and records and to discuss the LLC’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested in writing by the Investor; provided, however, that the LLC shall not be obligated pursuant to this Section 8.4 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the LLC).

8.5 Termination of Information and Inspection Covenants. The covenants set forth in Sections 8.3 and 8.4 shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of a Qualified Public Offering, (b) when the LLC first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (c) the consummation of an LLC Liquidation Event.

8.6 Tax Information. The LLC shall transmit to each Member, and to each person (or legal representative thereof) who was a Member during any part of the Fiscal Year in question, within ninety (90) days after the end of each Fiscal Year a copy of such person’s Schedule K-1 to Form 1065 for such Fiscal Year and such other information relating to the LLC that is reasonably requested by a Member for the preparation of such Member’s U.S. federal, state and local income tax returns.

8.7 Tax Reporting. The LLC agrees, to the extent legally permissible, to file all federal, state and local tax returns and reports of the LLC in a manner consistent with this Agreement.

8.8 Partnership Representative.

(a) Iain Dukes is hereby designated to serve as the “partnership representative” of the LLC for purposes of the Budget Act (as defined below). The Board of Managers shall designate an individual who is qualified to act as the “designated individual” as defined in the Treasury Regulations issued pursuant to Code Section 6223 (and any similar provisions of state or local law) to act as the designated individual on behalf of the LLC (the “DI”) to serve until his or her resignation or removal by the Board of Managers; provided that the partnership representative and DI shall not take any action without prior approval of the Board of Managers, and (if the DI is not a Member already a party to this Agreement) shall sign an agreement to be bound by the provisions of this Section 8.8. The Member identified on Exhibit B as the DI shall be the initial DI, and if ceases to be a Manager, the Board of Managers shall appoint a new DI.

(b) The LLC shall be authorized to take any and all actions that the “partnership representative,” and (subject to approval of the Board of Managers) the DI shall be authorized to take any and all actions that the “designated individual,” in each case is authorized to take with respect to taxable years of the LLC to which the provisions of the Budget Act relating to partnership audits apply. The LLC, partnership representative and the DI shall use their commercially reasonable efforts to apply the rules and elections under the Budget Act in a manner that minimizes the likelihood that any Member would bear any material tax as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). Subject to approval of the Board of Managers, the LLC, partnership representative and the DI are hereby authorized to take any action required to cause the financial burden of any “imputed underpayment” (as determined under Code Section 6225) (an “Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from an LLC-level adjustment that are imposed on the LLC to be borne by the Members and former Members to whom such Imputed Underpayment relates as determined by the Board of Managers after consulting with the LLC’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics. By executing this Agreement or a counterpart hereof, each Member and assignee (a) expressly authorizes the DI, partnership representative and the LLC to take any and all action that is reasonably necessary under applicable federal income tax law (as such law may be revised from time to time) to cause the LLC to make the election set forth in Code Section 6226(a) if the Board of Managers decides to direct the partnership representative and DI to make such election, and (b) expressly agrees to take any action, and furnish the LLC, partnership representative and the DI with any information reasonably necessary, to give effect to such election. Each Member and former Member hereby severally indemnifies and holds the LLC, partnership representative and the DI harmless for such Member’s or former Member’s respective portion of the financial burden of an Imputed Underpayment as provided in the foregoing sentence; provided that this indemnity shall not extend to conduct by the LLC, partnership representative and/or the DI adjudged (i) not to have been undertaken in good faith to promote the best interests of the LLC or (ii) to have constituted recklessness, fraud or intentional wrongdoing by the LLC, partnership representative or the DI.

(c) The LLC, partnership representative and the DI shall employ experienced tax counsel to represent the LLC in connection with any audit or investigation of the LLC by the United States Internal Revenue Service (“IRS”) and any applicable state or local taxing authority and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The reasonable fees and expenses of such, and all reasonable out-of-pocket expenses incurred by the DI in serving as the DI, shall be LLC expenses and shall be paid by the LLC. Notwithstanding the foregoing, it shall be the responsibility of each Member, at their expense, to employ tax counsel to represent their respective separate interests. No Member shall file a notice with the IRS under Code Section 6222(b) in connection with such Member’s intention to treat an item on such Member’s Federal income tax return in a manner that is inconsistent with the treatment of such item on the LLC’s Federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the LLC with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the LLC shall reasonably request. If the LLC or DI is required by law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Members, then the LLC and the DI may, in their reasonable discretion, seek reimbursement from or charge such fees and expenses to the Capital Accounts of those Members on whose behalf such fees and expenses were incurred. The LLC and the DI shall keep the Members informed of all administrative and judicial proceedings, as required by Code Section 6223(g), and shall furnish a copy of each notice or other communication received by the LLC and the DI from the IRS or other taxing authority to each Member, except such notices or communications as are sent directly to such Member by the IRS or other taxing authority. The relationship of the DI and partnership representative to the Members is that of a fiduciary, and the DI and partnership representative have a fiduciary obligation to perform their duties as the partnership representative and DI in such manner as will serve the best interests of the LLC and all of the LLC’s Members. To the fullest extent permitted by law, the LLC agrees to indemnify the partnership representative and DI and their agents and save and hold them harmless, from and in respect to all (i) reasonable out-of-pocket fees, costs and expenses in connection with or resulting from any claim, action, or demand against the partnership representative or DI or the LLC that arise out of or in any way relate to the partnership representative’s or DI’s status as the partnership representative or DI for the LLC, and (ii) all such claims, actions, and demands and any losses or damages therefrom, including amounts paid in settlement or compromise of any such claim, action, or demand; provided that this indemnity shall not extend to conduct by the partnership representative or DI adjudged (i) not to have been undertaken in good faith to promote the best interests of the LLC or (ii) to have constituted recklessness or intentional wrongdoing by the partnership representative or DI.

(d) The provisions contained in this Section 8.8 shall survive the termination of the LLC and the withdrawal of any Member. The “Budget Act” shall mean the Bipartisan Budget Act of 2015 and any Sections of the Code or Treasury Regulations promulgated thereunder and with respect thereto, each as amended from time to time.

8.9 Confidentiality.

(a) Each Member hereby acknowledges that by virtue of such Member’s Interests, such Member may have access, or the LLC may allow such Member access, to business, technical, other information, materials and/or ideas of the LLC or this Agreement (“Proprietary Information”). Therefore, each Member hereby agrees that such Member will hold in confidence and will not possess or use (except as required to evaluate the proposed business relationship within the U.S.) or disclose any Proprietary Information without the prior written consent of the Board of Managers, except such information that (a) was in the public domain prior to the time it was furnished to such Member, (b) is or becomes (through no willful improper action or inaction by such Member) generally available to the public, (c) was in its possession or known by such Member without restriction prior to receipt from the LLC, (d) was rightfully disclosed to such Member by a third party without restriction, (e) was independently developed without any use of the LLC’s confidential information, (f) is disclosed to legal counsel, accountants or representatives for such Member who are bound by a duty of confidentiality, or (g) is required to be disclosed by law or the rules of any national securities exchange, association or marketplace, provided that, the Member shall notify the LLC of any such disclosure requirement as soon as practicable and reasonably cooperate with the LLC (at the LLC’s cost) if the LLC seeks a protective order or other remedy in respect of any such disclosure; and furnish only that portion of the Proprietary Information which the Member is legally required to disclose. Notwithstanding the foregoing, each Investor that is a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such Investor, current or prospective partner or member of the partnership or limited liability company or any subsequent partnership or limited liability company under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing Persons, a “Permitted Disclosee”). Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the LLC), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 8.9, disclose or otherwise make use of any proprietary or confidential information of the LLC in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order. Each Investor agrees, severally and not jointly, to use the same degree of care as such Investor uses to protect its own confidential information for any Proprietary Information obtained pursuant to this Agreement. Each Member agrees that it will not reverse engineer or attempt to derive the composition or underlying information, structure or ideas of any Proprietary Information. The foregoing does not grant any Member a license in or to any of the Proprietary Information. In accordance herewith, each Member also acknowledges and agrees that due to the unique nature of the Proprietary Information, any breach of this Section 8.9 would cause irreparable harm to the LLC for which damages are not an adequate remedy, and that the LLC shall therefore be entitled to equitable relief in addition to all other remedies available at law.

(b) To the maximum extent permitted by the Act, subject to the provisions of this Agreement, the Board of Managers shall have the right to keep confidential from the Members or other Persons, for such period of time as the Board of Managers deems reasonable, any information (including, to the extent permitted by the Act, any information for which a member or manager of a limited liability company may otherwise be entitled to obtain or examine pursuant to Section 18-305 of the Act) which the Board of Managers reasonably in good faith believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers reasonably in good faith believes is not in the best interest of the LLC or could damage the LLC or its business or which the LLC is required by law or by agreement with a third party to keep confidential.

8.10   Assistance. The LLC shall at its own expense assist the holders of Series A Preferred Units (and the Affiliates, direct or indirect partners, members or other equity owners of such holders) in preparing and filing any state, local or foreign tax returns or statements that they may be obligated to prepare or file due to their direct or indirect ownership of a membership interest in the LLC, including, without limitation, by filing composite and combined returns on their behalf.

ARTICLE IX

CAPITAL ACCOUNTS AND
ALLOCATIONS OF NET INCOME AND NET LOSS

9.1 Capital Accounts.

(a) A separate capital account (the “Capital Account”) shall be established and maintained for each Member. The Capital Account of each Member shall be credited with such Member’s Capital Contributions to the LLC (net of any liabilities secured by any contributed property that the LLC is considered to assume or take subject to), all Net Income allocated to such Member pursuant to Section 9.2 and any items of income or gain which are specially allocated pursuant to Section 9.3 and Section 9.4; and shall be debited with all Net Losses allocated to such Member pursuant to Section 9.2, any items of loss or deduction of the LLC specially allocated to such Member pursuant to Section 9.3 and Section 9.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the LLC to such Member. To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised (e.g., as contemplated in clause (iii) of the definition of Carrying Value in Section 1.1). Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any Interest in the LLC in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest. Whenever the LLC would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of LLC property, the Board of Managers may adjust the Capital Accounts of the Members if it determines that doing so would be appropriate. If Code Section 704(c) applies to LLC property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of determining the allocation of items of income, gain, loss and deduction among the Members for tax purposes and shall have no effect on the amount of any distributions to any Members in liquidation or otherwise.

(b) No Member shall be required to pay to the LLC or to any other Member the amount of any negative balance which may exist from time to time in such Member’s Capital Account.

9.2 Allocations of Net Income and Net Loss. Net Income, Net Loss and items thereof of the LLC for each Fiscal Year (or other Accounting Period) shall be allocated to the Members in such manner that:

(a) if the LLC were to liquidate completely after the end of such Fiscal Year (or other Accounting Period) and in connection with such liquidation (i) sell all of its assets at their Carrying Values, (ii) settle all of its liabilities to the extent of the available assets of the LLC (limited, in the case of nonrecourse liabilities, to the collateral securing such liability), and (iii) each Member were to pay to the LLC at that time the amount of any obligation then unconditionally due (in a non-Member capacity) to the LLC, then:

(b) (i) the distribution by the LLC of any remaining cash to the Members in accordance with their respective Capital Account balances (after crediting or debiting the Capital Accounts for any Net Income, Net Loss, items thereof and allocations pursuant to Section 9.3 and Section 9.4 for such Fiscal Year or other Accounting Period, including any Partner Nonrecourse Debt Minimum Gain and Partnership Minimum Gain resulting from the hypothetical liquidation and crediting Capital Accounts for all contributions to be made (if any) in connection with the liquidation) would correspond as closely as possible to the liquidating distributions that would result if the liquidating distributions had instead been made in accordance with Section 10.3 ; and (ii) any resulting deficit Capital Account balance (after crediting or debiting Capital Accounts for Net Income, Net Loss, items thereof, and allocations pursuant to Section 9.3 for such Fiscal Year or other Accounting Period, including any Partner Nonrecourse Debt Minimum Gain and Partnership Minimum Gain resulting from the hypothetical liquidation and crediting Capital Accounts for all contributions required to be made (if any) in connection with the liquidation) would correspond as closely as possible to the manner in which economic responsibility for such deficit Capital Account balances, if any, would be borne by the Members under the terms of this Agreement or any collateral agreement. For the avoidance of doubt, unvested Units shall be treated as vested for allocation purposes in accordance with I.R.S. Revenue Procedure 2001-43.

9.3 Special Allocation Provisions. Notwithstanding any other provision in this Agreement:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any LLC taxable year, the Members shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 9.3(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account (in excess of the amounts described in clauses (i) and (ii) of Section 9.3(c) below) created by such adjustments, allocations or distributions as promptly as possible. This Section 9.3(b) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(ii)(d).

(c) Limitation on Net Losses. If any allocation of Net Loss or an item of deduction, expenditure or loss to be made pursuant to Section 9.2 or this Section 9.3 for any Fiscal Year or other Accounting Period would cause a deficit in any Member’s Capital Account (or would increase the amount of any such deficit) after (i) crediting to such Capital Account the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting to such Capital Account the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6), then such Net Loss or item of deduction, expenditure or loss shall be allocated to the Members that have positive Capital Account balances (in excess of the amounts described in clauses (i) and (ii) of this section for such Member) in proportion to the respective amounts of such positive balances until all such positive balances have been reduced to zero (and thereafter to the Members in accordance with the number of Units held by each Member or in such other manner as reasonably determined by the Board of Managers).

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 9.3(d) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IX have been tentatively made as if Section 9.3(b) and this Section 9.3(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated in accordance with the number of Units held by each Member and in the same manner as if such Nonrecourse Deductions were taken into account in determining Net Income and Net Loss for such Accounting Period or Fiscal Year.

(f)  Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(g) Change in Interests. If there is a change in any Member’s Interest in the LLC during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Income and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d), the Board of Managers may adopt any method or convention permitted under applicable Treasury Regulations.

(h) Adjustments in Connection with Noncompensatory Option Exercise and Convertible Debt. The Board of Managers is hereby authorized to interpret and implement in its reasonable discretion the allocation provisions described in Treasury Decision 9612, 78 Fed. Reg. 7997 (February 5, 2013) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the noncompensatory options.

(i)   Adjustments in Connection with Compensatory Option Exercise and Forfeiture of Restricted Units. The Board of Managers is hereby authorized to interpret and implement in its reasonable discretion the allocation provisions of the proposed Treasury Regulations on compensatory partnership equity dated May 24, 2005 (REG-105346-03) and the proposed IRS Revenue Procedure published in IRS Notice 2005-43 (the “Proposed Revenue Procedure”).

9.4 Curative Allocations. If the Board of Managers determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of LLC income, gain, loss, deduction or credit is not specified in this Article IX (an “unallocated item”), or that the allocation of any item of LLC income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the LLC (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board of Managers may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation shall have any effect on the amounts distributable to any Member (other than tax distributions), including the amounts to be distributed upon the complete liquidation of the LLC.

9.5 Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the LLC shall be allocated in the same manner as the corresponding items of Net Income and Net Loss and specially allocated items are allocated for Capital Account purposes; provided that in the case of any LLC asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Section 704(c) of the Code so as to take account of the difference between the Carrying Value and adjusted tax basis of such asset. Unless otherwise agreed by the Board of Managers, for purposes of applying the principles of Section 704(c), the LLC shall use the “traditional method” of Treasury Regulation Section 1.704-3(b).

9.6 Compliance with Section 704(b) of the Code. The allocation provisions contained in this Article IX are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

9.7 Safe Harbor Election. The Board of Managers is hereby authorized and directed to elect the safe harbor described in section 4 of the Proposed Revenue Procedure (or any substantially similar safe harbor provided for in other IRS guidance), if and when such Revenue Procedure (or other IRS guidance) is finalized (the “Safe Harbor”). The LLC and each Member (including any Persons to whom a Profits Interest is Transferred or issued in connection with the provision of services, and any Person to whom an Interest is Transferred by another Member) agree to comply with all requirements of the Safe Harbor while such election remains in effect, including making tax filings (if any) consistent with the applicable requirements of such Safe Harbor and any relevant Treasury Regulations. In addition, the Members agree to amend this Agreement as and if required by the finalized Revenue Procedure (or substantially similar other IRS guidance) in order to ensure that the Transfer or issuance of an Interest in connection with the provision of services to, or on behalf of, the LLC is eligible for the benefits of the Safe Harbor. Notwithstanding the preceding sentences, no election or amendment shall be made pursuant to this Section 9.7 if the Safe Harbor, when finalized, is substantially different from the Proposed Revenue Procedure and the application of the Safe Harbor would result in materially adverse consequences to the LLC.

ARTICLE X

DISTRIBUTIONS

10.1 Distributions.

(a) Except as provided in Section 10.2 and subject to the approval provision of Section 3.11, distributions of the LLC’s cash or other assets to the Members shall be made at such times and in such amounts as determined by the Board of Managers; provided that the LLC shall retain sufficient working capital reserves as measured immediately after any proposed distribution. No Member shall be entitled to any distribution or payment with respect to such Member’s Interest in the LLC except as set forth in this Agreement.

(b) Other than distributions pursuant to Section 10.2 or pursuant to an LLC Liquidation Event as set forth in Section 10.3 and distributions pursuant to Section 13.4, if the Board of Managers declares and determines to make any distribution of cash or other assets to the Members, all such distributions shall be made in accordance with Section 10.3.

(c) Except as otherwise provided by law, no Member shall be required to restore or repay to the LLC any funds properly distributed to it pursuant to Section 10.1.

10.2 Tax Distributions. Notwithstanding Section 10.1, within ninety (90) days of the end of each Fiscal Year, the LLC shall, unless otherwise determined by all of the members of the Board of Managers, make a distribution to each holder of Units out of any available cash of the LLC (as determined by the Board of Managers) of an amount equal to the sum of (i) the product of (x) the amount of net income and gain taxable at ordinary tax rates allocated with respect to such Unit (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain, (ii) the product of (x) the amount of net income and gain taxable at long-term capital gains rates allocated with respect to such Unit (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain and, (iii) in the event of allocation by the LLC of net income or gain taxable at a rate other than the ordinary or long-term capital gains rates contemplated in clauses (i) and (ii) above, the product of (x) the amount of such net income and gain taxable at such other rate allocated with respect to such Unit (as shown on Schedule K-1 to the LLC’s IRS Form 1065) for such Fiscal Year and (y) the maximum marginal rate of federal, state and local income tax applicable to an individual subject to tax in the Designated Jurisdiction with respect to such income or gain. The determination of the tax rates to be used for purposes of the preceding sentence shall be made by the Board of Managers in their good faith discretion after consulting with the LLC’s tax advisors, taking into account among other things changes in applicable tax rates over the relevant period, the deductibility of state and local taxes and any limitations on the ability of an individual to deduct any items of expense or loss under United States federal income tax principles. For the avoidance of doubt, the references to “net income and gain” in clauses (i)(x), (ii)(x), and (iii)(x) above shall mean that amount of such gross income and gain of the LLC allocated with respect to such Unit for all such Fiscal Years reduced by the gross amount of loss and deduction allocated with respect to such Unit for all such Fiscal Years that is available as an offset to such income and gain. Without prejudice to the foregoing, the LLC may make a distribution out of any available cash of the LLC (as determined by the Board of Managers) to each holder of Units as soon as practicable following the close of each Estimated Tax Period (each an “Estimated Tax Distribution”) of each Fiscal Year in amounts equal to the estimated tax liability of each Unit holder relating to such Estimated Tax Period (as estimated by the Board of Managers in their good faith discretion after consulting with the LLC’s tax advisors and based on the results of such quarter and using the methodology and assumptions described in the preceding sentences). Estimated Tax Distributions made during a Fiscal Year shall be treated as advances and shall reduce the distributions otherwise distributable in accordance with the first sentence of this Section 10.2 for such Fiscal Year, and upon prior written notice, if the amount of Estimated Tax Distributions for a Fiscal Year exceed the amount otherwise distributable in accordance with the first sentence of this Section 10.2, the excess distributed to such Member shall be credited against and reduce distributions that would otherwise be made to such Member pursuant to this Section 10.2 with respect to subsequent Fiscal Years, and if the amount of Estimated Tax Distributions for a Fiscal Year is less than the amount otherwise distributable in accordance with the first sentence of this Section 10.2, the LLC may distribute the shortfall to the Members within sixty (60) days of the end of such Fiscal Year. Notwithstanding the foregoing, distributions pursuant to this Section 10.2 shall not be available to a Member with respect to any guaranteed payment under Code Section 707(c) or any payment to a Member not in his, her or its capacity as a Member under Code Section 707(a). Distributions effected pursuant to this Section 10.2 with respect to each Unit shall be applied to, treated as included in, and reduce the next succeeding distribution(s) (without double counting) to be made with respect to each such Unit pursuant to Section 10.3 as necessary to ensure that, over the period of time since such Unit was issued and outstanding, the aggregate amount distributed respect to each such Unit under this Agreement shall be equal to the amount which such Unit would have been distributed under this Agreement had there been no distributions pursuant to this Section 10.2 and had this Section 10.2 not been part of this Agreement, as reasonably determined in good faith by the Board of Managers. Notwithstanding the foregoing provisions of this Section 10.2, distributions effected pursuant to this Section 10.2 shall not be treated as an advance against and shall not reduce distributions under Sections 10.3(a)(i) or 10.3(a)(ii).

10.3   Liquidation Event Distributions.

(a) To the extent distributions are to be made pursuant to this Section 10.3, whether by way of Section 10.1 or upon any Liquidation Event, funds and assets of the LLC determined by the Board of Managers to be available for distribution shall be distributed to the Members as follows, in the following order of priority:

(i)   First, to the Series A Members, pro rata in proportion to the number of Series A Preferred Units held by each Series A Member, until, on a Series A Preferred Unit by Series A Preferred Unit basis, each Series A Member receives, an amount per Series A Preferred Unit equal to such Series A Preferred Unit’s Original Issue Price less the amount of any prior distributions made pursuant to this Section 10.3(a)(i) (collectively, the “Preferred Payment”); provided, however, for purposes of the foregoing, once the Preferred Payment for a Series A Preferred Unit has been received, distributions pursuant to this Section 10.3(a)(i) to the Series A Member in respect of such Series A Preferred Unit shall cease, while the Series A Members holding the other Series A Preferred Units will continue to receive distributions under this Section 10.3(a)(i), on a Series A Preferred Unit by Series A Preferred Unit basis, until the Preferred Payment for each Series A Preferred Unit is received;

(ii) Second, to the holders of Common Units (that are not Common Units intended to be treated as Profits Interests) pro rata in proportion to the number of Common Units held by such holders until each holder of Common Units (that are not Common Units intended to be treated as Profits Interests) has received an aggregate amount per Common Unit pursuant to this clause (a)(ii) (taking into account any prior distributions pursuant to this clause (a)(ii)) equal to the applicable Original Issue Price; provided, however, for purposes of the foregoing, once the Original Issue Price for a Common Unit has been received, distributions pursuant to this clause (a)(ii) to the holder in respect of such Common Unit shall cease, while the holders holding the other Common Units will continue to receive distributions under this clause (a)(ii), on a Common Unit by Common Unit basis, until the applicable Original Issue Price for each Common Unit is received; and

(iii) Third, to the Common Members (including Common Units intended to be treated as Profits Interests) pro rata in proportion to the number of Common Units held by such Common Members until the Common Members have received an aggregate amount per Common Unit pursuant to this Section 10.3(a)(iii) and Section 10.3(a)(ii) (taking into account any prior distributions pursuant to this clause (a)(iii) and clause (a)(ii)) equal to the aggregate amount received per Series A Preferred Unit pursuant to Section 10.3(a)(i); provided, however, for purposes of the foregoing, once a Common Unit has received an aggregate distribution equal to the amount received per Series A Preferred Unit, distributions pursuant to this clause (a)(iii) to the holder in respect of such Common Unit shall cease, while the holders holding the other Common Units will continue to receive distributions under this clause (a)(iii), on a Common Unit by Common Unit basis, until each Common Unit has received an aggregate distribution equal to the amount received per Series A Preferred Unit; and

(iv) Thereafter, to the Common Members and Series A Members pro rata in proportion to the number of Common Units held or deemed held by each (assuming full conversion of all such Series A Preferred Units at the Conversion Rate then in effect).

Special Rules Applicable to Certain Common Units. Notwithstanding the foregoing provisions of this Section 10.3(a), with respect to Common Units for which there is an applicable Profits Interest Threshold Amount:

(x) amounts that would otherwise be distributed in respect of such Common Units shall not be made in respect of such Common Units until distributions to the holders of other Units (including to holders of Common Units subject to a lower Profits Interest Threshold Amount) are first made pursuant to the foregoing provisions of this Section 10.3(a) in an amount equal to the Profits Interest Threshold Amount applicable to such Common Units; and then

(y) such Common Units shall only participate in amounts to be distributed in accordance with this Agreement only to the extent vested (unless otherwise determined by the Board of Managers); provided, however that the limitation set forth in this clause (y) shall not impact the manner in which allocations are to be made in respect of any unvested Units.

In any Liquidation Event, if the net proceeds of the Liquidation Event or the available funds and assets of the LLC are less than (i) the aggregate amount of the sum of the Original Issue Price of the Series A Preferred Units, minus (ii) the amount of any prior distributions made pursuant to Section 10.3(a)(i), the holders of the Series A Preferred Units shall receive all of such available funds and assets of the LLC pro rata in proportion to their respective unpaid Preferred Payment. For the avoidance of doubt, in the event of an LLC Liquidation Event, if any portion of the consideration payable to the holders of Units is placed into escrow and/or is payable to such holders subject to contingencies (the “Contingent Consideration”), the definitive agreement with respect to such LLC Liquidation Event shall provide that (a) the portion of such consideration that is not Contingent Consideration (such portion, the “Initial Consideration”) shall be allocated among the Members in accordance with this Section 10.3(a) as if the Initial Consideration were the only consideration payable in connection with the LLC Liquidation Event, and (b) any Contingent Consideration which becomes payable to the members of the Corporation upon release of from escrow or satisfaction of such contingencies shall be allocated among the Members in accordance with this Section 10.3(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. Each Member (including any Persons to whom a Common Unit was issued as a Profits Interest in connection with the provision of services, and any Person to whom an Interest is Transferred by another Member) agrees to take such actions as may be required, necessary or advisable to effect the intent of this Section 10.3(a).

(b) In any of such events, if the consideration received by the LLC, or payable to the Members, is other than cash, its value shall be deemed to be the fair market value as mutually determined in good faith by the Board of Managers, including the Series A Managers.

10.4   No Other Withdrawals. Except as expressly provided in this Agreement, no withdrawals or distributions shall be required or permitted.

10.5   Distribution Limitations. Notwithstanding any provision to the contrary contained in this Agreement, the LLC shall not make a distribution to any Member on account of its Interest in the LLC if such distribution would violate the Act or other applicable law or breach any contract or agreement to which the LLC is a party.

ARTICLE XI

TRANSFER OF MEMBERSHIP; REDEMPTION

11.1 Transfer. No Member may transfer, sell, encumber, mortgage, pledge, assign or otherwise dispose of, either directly or indirectly, by operation of law or otherwise (herein collectively called a “Transfer”) any portion of its Interest in the LLC without the consent of the Board of Managers, and in the event the Board of Managers consents to a Transfer, such Transfer shall also be subject to the other provisions of this Article XI; provided, however, subject to Sections 11.5 and 11.11, a Series A Member may Transfer its Interest in the LLC, in whole or in part, to any Person without the consent of the Board of Managers. Upon the request of a Series A Member making a Transfer, the LLC shall make an election under Section 754 of the Code effective for the taxable year of the transfer if the LLC has not previously made such election.

11.2 Transfer Void. Any Transfer or attempted Transfer of an Interest in the LLC in contravention of this Agreement shall be absolutely null and void ab initio and of no force or effect, on or against the LLC, any Member, any creditor of the LLC or any claimant against the LLC and may be enjoined, and shall not be recorded on the books and records of the LLC. No distributions of cash or property of the LLC shall be made to any transferee of any Interest Transferred in violation hereof, nor shall any such Transfer be registered on the books of the LLC. The Transfer or attempted Transfer of any Interest in violation hereof shall not affect the beneficial ownership of such Interest, and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive liquidation proceeds with respect to such Interest.

11.3 Effect of Assignment. Following a Transfer of an Interest that is permitted under this Article XI, the transferee of such Interest shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Interest, shall succeed to the Capital Account associated with such Interest and shall receive allocations and distributions under Articles IX and X in respect of such Interest as if such transferee were a Member.

11.4 Legends.

(a) In the event the Units become certificated Units, any certificate representing Units shall be endorsed with the following legend, as well as with any legends as may be required by applicable federal and state securities laws:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WRITTEN AGREEMENT BETWEEN THE REGISTERED HOLDERS OF THE UNITS OF THE LLC (OR THE PREDECESSOR IN INTEREST TO THE UNITS). SUCH AGREEMENT RESTRICTS THE TRANSFER OF UNITS AND GRANTS TO THE LLC AND/OR OTHER HOLDERS OF UNITS CERTAIN RIGHTS OF FIRST REFUSAL AND/OR CO-SALE UPON AN ATTEMPTED TRANSFER OF THE UNITS. SUCH AGREEMENT CONTAINS PROVISIONS REGARDING THE VOTING OF THE UNITS REPRESENTED BY THIS CERTIFICATE. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE ISSUER UPON WRITTEN REQUEST. BY ACCEPTING ANY INTEREST IN SUCH UNITS THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.”

(b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends shall also bear such legends, unless the Units represented thereby are no longer subject to the provisions of this Agreement or, in the opinion of the LLC (with advice from counsel to the LLC, as the LLC may deem appropriate), the restrictions imposed under the Securities Act or state securities laws are no longer applicable, in which case the applicable legend (or legends) may be removed.

11.5   Publicly Traded Partnership Limitations. Notwithstanding any other provision of this Agreement, no Transfer shall be permitted if (i) the Board of Managers determines in its sole discretion that such transaction will either cause the LLC to be characterized as a “publicly traded partnership” or will materially increase the risk that the LLC will be so characterized or (ii) such Transfer would occur in a transaction registered or required to be registered under the Securities Act. For purposes of this Section 11.5, the phrase “publicly traded partnership” shall have the meanings set forth in Section 7704(b) and 469(k) of the Code. In particular and without limiting the foregoing, no Transfer shall be permitted, given effect or otherwise recognized, and such Transfer (or purported Transfer) shall be void ab initio, if at the time of such Transfer (or as a result of such Transfer) Units are (or would become) traded on an “established securities market” (within the meaning of Treasury Regulation Section 1.7704-1(b)) or are (or would become) “readily tradable on a secondary market or the equivalent thereof” (within the meaning of Treasury Regulation Section 1.7704-1(c)).

11.6   Effective Date. Any Transfer in compliance with this Article XI shall be deemed effective on the first date as of which with the relevant requirements of this Agreement have been satisfied.

11.7   Rights of Refusal.

(a) Transfer Notice. If at any time a Key Employee proposes to Transfer any portion of his or her Equity Securities (for purposes of Sections 11.7 through 11.10, Common Units shall not include any Common Units issued upon conversion of Series A Preferred Units held by a Key Employee) (a “Selling Member”), then the Selling Member shall promptly give the LLC and each Series A Member written notice of the Selling Member’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the securities to be transferred (“Offered Units”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Member has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) LLC’s Right of First Refusal. The LLC shall have an option for a period of ten (10) days from Delivery of the Transfer Notice to elect to purchase the Offered Units at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The LLC may exercise such purchase option and purchase all or any portion of the Offered Units by notifying the Selling Member in writing before expiration of such ten (10) day period as to the number of such Units that it wishes to purchase. If the LLC gives the Selling Member notice that it desires to purchase such Units, then payment for the Offered Units shall be by check or wire transfer, against delivery of the Offered Units to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the LLC of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 11.7(e). If the LLC fails to purchase any or all of the Offered Units by exercising the option granted in this Section 11.7(b) within the period provided, the remaining Offered Units shall be subject to the options granted to the Series A Members pursuant to Section 11.7(d).

(c) Additional Transfer Notice. Subject to the LLC’s option set forth in Section 11.7(b), if at any time the Selling Member proposes a Transfer, then, within five (5) days after the LLC has declined to purchase all, or a portion, of the Offered Units or the LLC’s option to so purchase the Offered Units has expired, the Selling Member shall give each Series A Member an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Units that the LLC has declined to purchase (the “Remaining Units”) and briefly describe the Series A Members’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Series A Members’ Right of First Refusal.

(i)   Each Series A Member shall have an option for a period of fifteen (15) days from the Delivery of the Additional Transfer Notice from the Selling Member set forth in Section 11.7(c) to elect to purchase its respective pro rata share of the Remaining Units at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Series A Member may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Units (a “Participating Series A Member” for the purposes of Sections 11.7(d) and 11.7(e)), by notifying the Selling Member and the LLC in writing, before expiration of the fifteen (15) day period as to the number of such Units that he, she or it wishes to purchase (the “Participating Series A Member Notice”). Each Series A Member’s pro rata share of the Remaining Units shall be a fraction of the Remaining Units rounded to the nearest Unit, the numerator of which shall be the number of Common Units (including Common Units issuable upon conversion of Series A Preferred Units) owned by such Series A Member on the date of the Transfer Notice and denominator of which shall be the total number of Common Units (including Common Units issuable upon conversion of Series A Preferred Units) held by all Series A Members on the date of the Transfer Notice.

(ii) In the event any Series A Member elects not to purchase its pro rata share of the Remaining Units available pursuant to its option under Section 11.7(d)(i) within the time period set forth therein, then the Selling Member shall promptly give written notice (the “Overallotment Notice”) to each Participating Series A Member that has elected to purchase all of its pro rata share of the Remaining Units (each a “Fully Participating Series A Member”), which notice shall set forth the number of Remaining Units not purchased by the other Series A Members, and shall offer the Fully Participating Series A Members the right to acquire the unsubscribed Units. Each Fully Participating Series A Member shall have five (5) days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Member (the “Participating Series A Member Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed Units on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed Units that it will purchase in the event that any other Fully Participating Series A Member elects not to purchase its pro rata share of the unsubscribed Units. For purposes of this Section 11.7(d)(ii), each Fully Participating Series A Member’s pro rata share shall be determined by applying a fraction, the numerator of which shall be the same as that used in Section 11.7(d)(i) above and the denominator of which shall be the total number of Common Units (including Common Units issuable upon conversion of Series A Preferred Units) owned by all Fully Participating Series A Members on the date of the Transfer Notice. Each Fully Participating Series A Member shall be entitled to apportion Remaining Units to be purchased among its partners and Affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Series A Member notifies the Selling Member of such allocation.

(e) Payment.

(i)   The Participating Series A Members shall effect the purchase of the Remaining Units with payment by check or wire transfer, against delivery of the Remaining Units to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after Delivery to the LLC of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third-party transferee(s).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the LLC (and the Participating Series A Members) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. The fair market value of such property shall be determined by the Board of Managers.

11.8 Right of Co-Sale.

(a) To the extent the LLC and the Series A Members do not exercise their respective rights of refusal as to all of the Offered Units pursuant to Section 11.7, then each Series A Member (a “Selling Series A Member” for purposes of this Section 11.8) that notifies the Selling Member in writing within twenty (20) days after Delivery of the Additional Transfer Notice referred to in Section 11.7(c), shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Series A Member’s notice to the Selling Member shall indicate the number of Units of the LLC that the Selling Series A Member wishes to sell under his, her or its right to participate. To the extent one or more of the Series A Members exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Selling Member may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Series A Member may sell all or any part of that number of Units of the LLC equal to the product obtained by multiplying (i) the aggregate number of Equity Securities covered by the Transfer Notice that have not been subscribed for pursuant to Section 11.7 by (ii) a fraction, the numerator of which is the number of Common Units (including Common Units issuable upon conversion of Series A Preferred Units) owned by the Selling Series A Member on the date of the Transfer Notice and the denominator of which is the total number of Common Units (including Common Units issuable upon conversion of Series A Preferred Units) owned by the Selling Member and all of the Selling Series A Members on the date of the Transfer Notice.

(c) If the Units are certificated, each Selling Series A Member shall effect its participation in the sale by promptly delivering to the Selling Member for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)   the type and number of Units of the LLC that such Selling Series A Member elects to sell; or

(ii) that number of Units of the LLC that are at such time convertible into the number of Common Units that such Selling Series A Member elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Series A Preferred Units of the LLC in lieu of Common Units, such Selling Series A Member shall convert such Series A Preferred Units of the LLC into Common Units and deliver Common Units as provided in this Section 11.8. The LLC agrees to make any such conversion concurrent with the actual transfer of such Units to the purchaser and contingent on such transfer.

(d) The certificate or certificates, if any, that the Selling Series A Member delivers to the Selling Member pursuant to Section 11.8(c) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Member shall remit to such Selling Series A Member that portion of the sale proceeds to which such Selling Series A Member is entitled by reason of its participation in such sale upon consummation of the sale of the Equity Securities. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Units or other securities from a Selling Series A Member exercising its rights of co-sale hereunder, the Selling Member shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Member shall purchase such Units or other securities from such Selling Series A Member for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

11.9   Non-Exercise of Rights. To the extent that the LLC and the Series A Members have not exercised their rights to purchase the Offered Units or the Remaining Units within the time periods specified in Section 11.7 and the Series A Members have not exercised their rights to participate in the sale of the Remaining Units within the time periods specified in Section 11.8, the Selling Member shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Units or the Remaining Units not purchased pursuant to Section 11.7, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third party transferee(s) shall acquire the Offered Units and the Remaining Units subject to the rights of first refusal and co-sale rights under this Agreement and other agreement, contract or equity incentive plan that such Offered Units and the Remaining Units are subject prior to such transfer. In the event Selling Member does not consummate the sale or disposition of the Offered Units and Remaining Units within the thirty (30) day period from the expiration of these rights, the LLC’s first refusal rights and the Series A Members’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Units or the Remaining Units by the Selling Member. Furthermore, the exercise or non exercise of the rights of the LLC and the Series A Members under Sections 11.7 and 11.8 to purchase Equity Securities from the Selling Member or participate in sales of Equity Securities by the Selling Member shall not adversely affect their rights to make subsequent purchases from the Selling Member of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Member.

11.10 Limitations on Transfer Restriction. Notwithstanding the other provisions of Article XI of this Agreement (other than Section 11.11), the first refusal rights of the LLC and first refusal and co-sale rights of the Series A Members, the restrictions on Transfer shall not apply to (a) the Transfer of Equity Securities to any spouse or member of a Key Employee’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Key Employee’s spouse or members of the Key Employee’s immediate family, or to a trust for the Key Employee’s own self, or a charitable remainder trust, or (b) any sale of Equity Securities to a Qualified Public Offering; provided, however, that in the event of any Transfer made pursuant to one of the exemptions provided by clause(s) (a) or (b), (i) the Key Employee, as applicable, shall inform the Series A Members of such Transfer prior to effecting it and (ii) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Key Employee under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as a “Key Employee”, as applicable, for purposes of this Agreement. The Series A Members’ right of first refusal set forth in Section 11.7(d) and co-sale right set forth in Section 11.8 shall terminate and be of no further force and effect upon the earlier of (i) an LLC Liquidation Event or (ii) Qualified Public Offering.

11.11 Transfer Requirements; Prohibited Transfers.

(a) Notwithstanding any other provisions of this Agreement, no Transfer of all or any fraction of a Member’s Interest may be made unless:

(i)   such Transfer would not result in a violation of applicable law, including the Securities Act and any state securities or “Blue Sky” laws applicable to the LLC or the Interest to be Transferred;

(ii) such Transfer would not result in the LLC being required to register under Section 12(g) of the 1934 Act;

(iii) if requested by the Board, the Member shall have provided an opinion of counsel satisfactory to the Board as to the matters set forth in this Section 11.1 and such other matters as the Board may reasonably request; and

(iv) the transferee agrees to be bound by and comply with the provisions of this Agreement, makes the representations, warranties and covenants applicable to a Member herein, including without limitation those contained in Section 3.4, and delivers to the LLC a counterpart signature page to this Agreement and such other documents and instruments as the Board of Managers determine to be necessary or appropriate and as are consistent with the terms of this Agreement in connection with the Transfer to effect such Person’s admission as a Member of the LLC.

(b) Except as otherwise provided in this Agreement, each Key Employee will not Transfer all of any part of or any interest in the Equity Securities. Any Transfer of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the LLC and shall not be recognized by the LLC.

(c) In the event a Key Employee should sell any Equity Securities in contravention of the co-sale rights of the Series A Members under Section 11.8 (a “Prohibited Transfer”), the Series A Members, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under Section 11.11(d), and a Key Employee, as applicable, shall be bound by the applicable provisions of such option.

(d) In the event of a Prohibited Transfer, each Series A Member shall have the right to sell to a Key Employee, as applicable, the type and number of Equity Securities equal to the number of Units each Series A Member would have been entitled to Transfer to the third-party transferee(s) under Section 11.8 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i)   The price per share at which the Units are to be sold to a Key Employee, as applicable, shall be equal to the price per share paid by the third-party transferee(s) to a Key Employee, as applicable, in the Prohibited Transfer. The Key Employee, as applicable, shall also reimburse each Series A Member for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Series A Member’s rights under Section 11.8.

(ii) Within ninety (90) days after the later of the date on which the Series A Member (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Series A Member shall, if exercising the option created hereby, deliver to the Key Employee, as applicable, if such Units have been certificated, the certificate or certificates representing Units to be sold, each certificate to be properly endorsed for transfer.

(iii) The Key Employee, as applicable, shall, upon exercising the option created hereby, pay the aggregate purchase price for the Units to be sold by a Series A Member pursuant to this Section 11.11 and the amount of reimbursable fees and expenses, as specified in subparagraph 11.11(d)(i), in cash or by other means acceptable to the Series A Member.

11.12 “Market Stand-Off” Agreement. Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the LLC’s Qualified Public Offering and ending on the date specified by the LLC and the managing underwriter (such period not to exceed one hundred eighty (l80) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units or Series A Preferred Units, or any securities convertible into or exercisable or exchangeable for any such Units or shares held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Units or shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such Units or shares or other securities, in cash or otherwise. The foregoing provisions of this Section 11.12 shall apply only to the LLC’s Qualified Public Offering of equity securities, shall not apply to the sale of any Units or shares to an underwriter pursuant to an underwriting agreement, shall not apply to any shares purchased in the Qualified Public Offering or in the open market following the Qualified Public Offering and shall only be applicable to the Members if all officers, managers, directors and holders of greater than one percent (1%) of the LLC’s outstanding securities (on an as-converted basis) enter into similar agreements. The underwriters in connection with the LLC’s Qualified Public Offering are intended third-party beneficiaries of this Section 11.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in the LLC’s Qualified Public Offering that are consistent with this Section 11.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the LLC or the underwriters shall apply to all Members subject to such agreements pro rata based on the number of Units or shares subject to such agreements.

In order to enforce the foregoing covenant, the LLC may impose stop-transfer instructions with respect to the above described securities of each Member (and the units, shares or securities (as applicable) of every other Person subject to the foregoing restriction) until the end of such period.

(a) Each Member agrees that a legend reading substantially as follows shall be placed on all certificates representing all of the above described securities of each Member (and the Units, shares or securities (as applicable) of every other Person subject to the restriction contained in this Section 11.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S INITIAL REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE LLC AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE UNITS.

11.13 Drag-Along Right. Notwithstanding anything contained herein to the contrary, if the Board of Managers and the Requisite Holders approve an LLC Liquidation Event, each Member hereby agrees with respect to all securities of the LLC which he, she or it own(s) or otherwise exercises voting or dispositive authority:

(a) In the event such transaction is to be brought to a vote at a meeting of the Members, after receiving proper notice of any meeting of the Members of the LLC to vote on the approval of an LLC Liquidation Event, to be present, in person or by proxy, as a holder of voting securities, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) to vote (in person, by proxy or by action by written consent, as applicable) all Units of the LLC as to which it has beneficial ownership in favor of such LLC Liquidation Event and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the LLC to consummate such LLC Liquidation Event;

(c) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law (including, without limitation, Section 18-210 of the Act) at any time with respect to such LLC Liquidation Event;

(d) to execute and deliver all related documentation and take such other action in support of the LLC Liquidation Event as shall reasonably be requested by the LLC; and

(e) neither any of the Members hereto nor any Affiliates thereof shall deposit any Units beneficially owned by such Member or Affiliate in a voting trust or subject any such Units to any arrangement or agreement with respect to the voting of such Units.

Notwithstanding the foregoing, no Member shall be required to vote in the manner described by this Section 11.13 or execute any documentation in connection therewith unless:

(A) the net proceeds of such LLC Liquidation Event are to be distributed to Members of the LLC in accordance with Section 10.3, hereof;

(B) any representations and warranties to be made by such Member in connection with such LLC Liquidation Event are limited to representations and warranties related to authority, ownership and the ability to convey title to such Units, including, but not limited to, representations and warranties that (i) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable (subject to customary limitations) against the Member in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Member in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Member is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Member;

(C) such Member and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the LLC, the acquirer or their respective Affiliates, except that the Member may be required to agree to terminate the investment-related documents between or among such Member, the LLC and/or other Members;

(D) such Member is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with such LLC Liquidation Event, other than the LLC (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the LLC as well as breach by any Member of any identical representations, warranties and covenants provided by all Members);

(E) the liability for indemnification, if any, for such Member in connection with the LLC Liquidation Event is several and not joint with any other Person, and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such LLC Liquidation Event, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Member; and

(F) such Member is not required to agree (unless such Member is a Company officer or employee) to any restrictive covenant in connection with the LLC Liquidation Event (including any covenant not to compete).

During the term of this Agreement, each of the Members agrees to vote all Units now or hereafter owned by such Member, whether beneficially or otherwise, or as to which such Member has voting power at a regular or special meeting of the Members (or by written consent) in accordance with the provisions of this Section 11.13. Upon the failure of any Member to vote their Units in accordance with the terms of this Section 11.13, such Member hereby grants to the LLC a proxy coupled with an interest in all Units owned by such Member, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 11.13 is amended to remove such grant of proxy in accordance with Section 14.1 hereof, to vote all such Units at a regular or special meeting of the Members (or by written consent) as necessary or required to effect the transactions contemplated by this Section 11.13. It is agreed and understood that monetary damages would not adequately compensate an injured Member for the breach of this Section 11.13 by any other Member, that this Section 11.13 shall be specifically enforceable, and that any breach or threatened breach of this Section 11.13 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Member waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

11.14 Redemption. Neither the Series A Preferred Units nor the Common Units shall be redeemable at the option of the holder thereof.

ARTICLE XII

INDEMNIFICATION AND LIMITATION OF LIABILITY

12.1   Indemnification.

(a) For purposes of this Section 12.1(a), (i) “agent” means each Manager, former Manager, Officer, former Officer, Member and former Member of the LLC or any direct or indirect subsidiary of the LLC; (ii) ”proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, legislative or investigative; and (iii) “expenses” include, without limitation, reasonable attorneys’ fees and other expenses of establishing a right of indemnification under this Section 12.1(a). The LLC shall, to the fullest and broadest extent permitted by law, indemnify and hold harmless each agent (and his heirs and legal and personal representatives) against losses and damages arising out of liabilities or expenses incurred by him as a result of serving in the capacity by reason of which such Person is deemed to be an “agent” pursuant to this subsection (a), regardless of whether the agent is or continues to be a Member, Manager or Officer at the time any such liability or expense is paid. Without limiting the generality of the foregoing, the LLC hereby agrees to indemnify each agent (and his heirs and legal and personal representatives), and to save and hold it or him harmless, from and in respect of all (1) fees, costs and expenses incurred in connection with or resulting from any demand, claim, action or proceeding against such agent (and his heirs and legal and personal representatives) or the LLC that arises out of or in any way relates to the agent’s service in the capacity by reason of which such Person is deemed to be an “agent” pursuant to this subsection (a), and (2) such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise (if such settlement or compromise is approved in advance by the LLC, which approval shall not be unreasonably withheld) of any such demand, claim, action or proceeding. Notwithstanding the foregoing, this right of indemnification shall not extend to (i) conduct by an agent if it is determined by a final judgment of a court of competent jurisdiction or by arbitration pursuant to Section 14.10 that such agent’s conduct was undertaken in bad faith or that the agent’s conduct or its acts or omissions constituted recklessness, fraud or intentional wrongdoing, or (ii) any liability arising by reason of any act or omission of an agent subsequent to his or her ceasing to be a Member, Manager or Officer or subsequent to the termination of the LLC. The termination of any proceeding by a judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the agent failed to meet the applicable standard of conduct. The LLC shall be required to pay the expenses incurred by any agent indemnified hereunder in connection with any proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such agent to repay such payment if there shall be an adjudication or determination that such agent is not entitled to indemnification as provided herein.

(b) The indemnification accorded to an agent under Section 12.1(a) shall be made solely out of the assets of the LLC, and no Member, Manager or Officer shall have any personal liability or other obligation therefor. Nothing in Section 12.1(a) shall be deemed to require any Member to make any additional Capital Contribution.

(c) Notwithstanding anything to the contrary in this Section 12.1, if an agent is party to an indemnification agreement (an “Indemnification Agreement”) with the LLC in substantially the form attached hereto as Exhibit C, the terms and conditions of such Indemnification Agreement shall supersede this Section 12.1 except to the extent this Section 12.1 would provide greater rights to indemnification than such agent’s Indemnification Agreement.

12.2 Exculpation by Members. For purposes of this Section 12.2, the term “agent” shall have the meaning assigned to such term in Section 12.1(a). No agent shall be liable to the LLC or any Member or any Person who acquires any interest in the LLC for (a) honest mistakes in judgment, or for action or inaction, taken reasonably and in good faith and for a purpose that was reasonably believed to be in the best interests of the LLC or (b) losses sustained or liabilities incurred as a result of any act or omission of such agent if such act or omission did not constitute bad faith, recklessness, fraud or intentional wrongdoing on the part of the agent. Each agent may consult with counsel, accountants and other professionals in respect of LLC affairs and shall be fully protected and justified in acting, or failing to act, if such action or failure to act is in accordance with the reasonable advice or opinion of such counsel, accountant or other professional and if such counsel, accountant or other professional shall have been selected with reasonable care. Notwithstanding the foregoing, the provisions of this Section 12.2 shall not relieve any Person of liability arising by reason of acting in bad faith, or if such Person’s conduct in the performance of its duties hereunder, or its acts or omissions, constitute recklessness, fraud, intentional wrongdoing or gross negligence. This Agreement shall be construed to give effect to the provisions of this Section 12.2 to the fullest extent permitted by law.

12.3   Limitation of Liability. Notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the LLC shall be solely the debts, obligations and liabilities of the LLC and no Member, Manager or Officer shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member, Manager or Officer of the LLC.

12.4   Counsel to the LLC. Counsel to the LLC may also be counsel to a Member with respect to matters related to or unrelated to the LLC. Any Manager may execute on behalf of the LLC and the Members any consent to the representation of the LLC that counsel may request pursuant to the California Rules of Professional Conduct or similar rules in any other jurisdiction (“Rules”). The LLC has initially selected Snell & Wilmer L.L.P. (“LLC Counsel”) as legal counsel to the LLC. Each Member acknowledges that LLC Counsel does not represent any Member in its capacity as a Member in the absence of a clear and explicit written agreement to such effect between the Member and LLC Counsel (and then only to the extent specifically set forth in such agreement), and that in the absence of any such agreement LLC Counsel shall owe no duties directly to a Member. Each Member further acknowledges that, whether or not LLC Counsel has in the past represented or is currently representing such Member with respect to other matters, LLC Counsel has not represented the interests of any Member in the preparation and negotiation of this Agreement.

ARTICLE XIII

DISSOLUTION AND TERMINATION; CONVERSION

13.1   Dissolution. The LLC shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a) subject to Section 3.11, the affirmative vote of both the Board of Managers and of a Majority in Interest of the Members; or

(b) the entry of a decree of judicial dissolution under the Act.

Except as otherwise provided herein, the death, bankruptcy, incompetency, retirement, resignation, expulsion or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the LLC, shall not dissolve or terminate the LLC. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member will not cause that Member to cease to be a member of the LLC, and upon the occurrence of such an event, the business of the LLC shall continue without dissolution. Notwithstanding any other provision of this Agreement, each Member waives any right it might have under Section 18-801(b) of the Act to agree in writing to dissolve the LLC upon the occurrence of the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member or the occurrence of any other event that causes a Member to cease to be a member of the LLC.

13.2   Authority to Wind Up. Upon the dissolution of the LLC as set forth in Section 13.1, the Board of Managers shall have all necessary power and authority required to marshal the assets of the LLC, to pay the LLC’s creditors, to distribute assets and otherwise wind up the business and affairs of the LLC. In particular, the Board of Managers shall have the authority to continue to conduct the business and affairs of the LLC insofar as such continued operation remains consistent, in the judgment of the Board of Managers, with the orderly winding up of the LLC.

13.3   Winding Up and Certificate of Cancellation. The winding up of the LLC shall be completed when all debts, liabilities and obligations of the LLC have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed to the Members.

13.4   Distribution of Assets. Upon dissolution and winding up of the LLC, the affairs of the LLC shall be wound up and the LLC liquidated by the Board of Managers. The assets of the LLC shall be applied and then distributed as follows in accordance with the Act:

(i)   First, to the payment of the expenses of the winding-up, liquidation and dissolution of the LLC;

(ii) Second, to creditors of the LLC, including, in accordance with the terms agreed among them and otherwise on a pro rata basis (based on amounts owed to them), Members who are creditors (other than in respect of distributions owing to them or to former Members hereunder), either by the payment thereof or the making of reasonable provision therefor;

(iii) Third, to establish reserves, in amounts established by the Board of Managers or such liquidator, to meet other liabilities of the LLC other than to the Members or former Members in respect of distributions owing to them hereunder; and

(iv) The remaining assets of the LLC shall be applied and distributed among the Members in accordance with the provisions of Section 10.3.

The distribution of cash, securities and other property to a Member in accordance with the provisions of this Section 13.4 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the LLC’s property, and shall constitute a compromise to which all Members have consented within the meaning of the Act. If such cash, securities and other property are insufficient to return such Member’s Capital Contributions or returns thereon, the Member shall have no recourse against the Board of Managers, other Members or Officers.

13.5   Conversion to a Corporation.

(a) If the Board of Managersdetermines, in its good faith discretion, that it would be desirable to create a public market for securities representing an interest in the LLC’s business, the Board of Managers may cause, without the consent of the Members, the incorporation of the LLC into a corporation in the manner described below; provided, however, that such conversion shall only be effective immediately prior to a Qualified Public Offering. The conversion of the LLC to a ccorporation pursuant to this Section 13.5(a) shall to the extent reasonably practicable be accomplished in a manner intended to mitigate any federal or state income tax consequences. In the event of a conversion of the LLC to a ccorporation, each Member’s Units shall be converted into securities of such corporation that to the maximum extent possible, preserve such Member’s relative economic interest in the profits, losses, distributions and liquidation proceeds (determined by reference to the relative economic interests of the Members in the LLC immediately prior to the conversion of the LLC to a ccorporation) and each Member’s relative voting and management rights under this Agreement.

(b) By becoming parties to this Agreement, all Members consent to the conversion of their Units into shares of stock in the successor corporation in accordance with the terms set forth herein. Consequently, subject to the requirements described in Section 13.5(a), each Member agrees to reasonably cooperate, and cause its Affiliates to reasonably cooperate, to take such actions and execute such documents as the Board of Managers may reasonably request, in order to consummate any proposed reorganization in the most tax efficient and organizationally efficient manner as is practicable under the circumstances; provided, however, that no Member shall be required to assume any liability or obligation as a result of such reorganization that is disproportionate to its relative economic interest in the successor corporation.

ARTICLE XIV

MISCELLANEOUS

14.1   Amendment.

(a) Except as expressly set forth herein, this Agreement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), including any amendment or waiver by merger, consolidation or otherwise, only with the consent of the LLC and a Majority in Interest of the Members; provided that (i) for so long as any Series A Preferred Units, which shall not include the Conversion Units, remain outstanding, the following provisions may only be amended and the observance of any such provision may only be waived with the consent of a Majority in Interest of the Series A Members: Sections 2.4(c), 3.9, 3.11, 3.12, 3.14, 8.3, 8.7, 8.8, 8.9, 8.10, 14.1 and 14.13 and Articles V, IX, X, XI and XII and (ii) any provision of this Agreement requiring a different level of consent or approval pursuant to which actions or determinations may be made under such provision (including Section 14.1(b) below) may be amended only with the additional written consent of those Members satisfying such different level of consent or approval. Any amendment or waiver so effected shall be binding upon and inure to the benefit of all the Parties hereto.

(b) The LLC will not, without the written consent of Majority in Interest of the Members and a Majority in Interest of the Series A Members (by vote or written consent, as provided by the Act and this Agreement):

(i)   by amendment of this Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid, or consummate or agree to consummate any such action that has the effect of avoiding, the observance or performance of any of the terms to be observed or performed under this Agreement by the LLC, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series A Members against impairment;

(ii) consummate or agree to consummate any reorganization, recapitalization, consolidation, merger, dissolution or similar transaction other than an LLC Liquidation Event; or

(iii) amend, alter or repeal this Section 14.1 of this Agreement.

(c) Notwithstanding the foregoing provisions, (i) the Board of Managers may amend and modify the provisions of this Agreement (including Article IX) and Exhibits A and B hereto to the extent necessary to reflect the issuance of Units or the repurchase of any Units, the granting of Awards, the admission, substitution or removal of any Member permitted under this Agreement and the election, designation, removal, vacancy or resignation of any Manager (in each case subject to the approval of any such action by the requisite vote of Members entitled to vote pursuant to this Agreement); and (ii) notwithstanding anything to the contrary in this Agreement, this Agreement may be amended or modified to the extent necessary to effectuate the issuance of Additional Interests pursuant to Section 3.5(a). Furthermore, the Board of Managers may amend this Agreement, without the consent of the Members, (i) to make a change that is reasonably necessary to cure any ambiguity or inconsistency and to make changes to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, regulation or statute of any governmental body which will not be inconsistent with this Agreement, in both cases, subject to the requirement that any Member not be materially and adversely affected; (ii) to prevent any material and adverse effect to the LLC or any Member arising from the application of legal restrictions to any Member, subject to the requirement that no Member be adversely affected without its consent; or (iii) to reflect changes made in the composition of the Members in accordance with the provisions of this Agreement. Promptly after entering into any amendment pursuant to this Section 14.1(b), the Board of Managers shall provide the Members a copy of such amendment.

14.2   Power of Attorney.

(a) By signing this Agreement, each Member hereby makes, constitutes and appoints the Board of Managers, and each of them, with full power of substitution and resubstitution, his, her or its true and lawful agent or agents and attorney- or attorneys-in-fact for him, her or it and in his, hers or its name, place and stead, to sign, execute, certify, acknowledge, file and record (i) the Certificate, (ii) all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, that may be appropriate and (iii) such other agreements, instruments, elections or documents as may be necessary or advisable (a) to reflect the exercise by a Member of any of the powers granted to him, her or it under this Agreement, (b) to reflect the admission to the LLC of any Additional Member in accordance with Section 3.5, (c) that may be required of the LLC or of the Members by the laws of Delaware or any other jurisdiction, (d) to comply with all applicable requirements associated with implementing the Safe Harbor as provided in Section 9.7; (e) to effect the agreements and transactions set forth in Sections 11.13 with respect to structuring and consummating an LLC Liquidation Event; and (f) to cause the conversion of the LLC to a corporation pursuant to Section 13.5. Each Member authorizes such agent or attorney-in-fact to take any further action that such agent or attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such agent or attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Member might or could do if personally present, and hereby ratifying and confirming all that such agent or attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Each Member shall provide to the Board of Managers copies of all documents executed pursuant to the power of attorney contained in this Section 14.2.

(b) The power of attorney granted pursuant to this Section 14.2:

(i)   is a special power of attorney coupled with an interest and is irrevocable;

(ii) may be exercised by such attorney-in-fact by listing all of the Members executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them; and

(iii) shall survive the assignment by a Member of its Interest in the LLC, except that where the assignee thereof is admitted as a Member, the power of attorney shall survive such assignment as to the assignor Member for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such admission.

14.3   Withholding. The LLC shall at all times be entitled to make payments with respect to any Member in amounts required to discharge any obligation of the LLC to withhold or make payments to any governmental authority with respect to any federal, state, local, or other jurisdictional tax liability of such Member arising as a result of such Member’s Interest in the LLC. To the extent each such payment satisfies an obligation of the LLC to withhold, with respect to any distribution to a Member on which the LLC did not withhold or with respect to any Member’s allocable share of the income of the LLC, each such payment shall be deemed to be a loan by the LLC to such Member (which loan shall be deemed to be immediately due and payable) and shall not be deemed a distribution to such Member. The amount of such payments made with respect to such Member, plus interest, on each such amount from the date of each such payment until such amount is repaid to the LLC at an interest rate per annum equal to the prime rate published in the Wall Street Journal on the date of such payment by the LLC with respect to such Member, shall be repaid to the LLC by (a) deduction from any cash distributions that would otherwise be made to such Member pursuant to this Agreement, or (b) earlier payment by such Member to the LLC, in each case as determined by the LLC in its discretion. The LLC may, in its discretion, defer making distributions to any Member owing amounts to the LLC pursuant to this Section 14.3 until such amounts are paid to the LLC and shall in addition exercise any other rights of a creditor with respect to such amounts. Each Member agrees to indemnify and hold harmless the LLC and each of the Members, from and against liability for taxes, interest, or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to said Member. Any amount payable as indemnity hereunder by a Member shall be paid promptly to the LLC upon request for such payment from the LLC, and if not so paid, the LLC shall be entitled to claim against and deduct from the Capital Account of, or from any distribution due to, the affected Member for all such amounts.

14.4   Apportionment of Amounts Withheld at the Source or Paid by the LLC.

(a) If the LLC receives securities disposition proceeds or other income with respect to which taxes have been withheld at the source or with respect to which the LLC makes payments to any taxing authority, the aggregate amount of such taxes so withheld or paid shall be deemed for all purposes of this Agreement to have been received by the LLC and then distributed by the LLC to and among the Members based on the amount of such withholding or other taxes attributable to each Member, as determined by the Board of Managers after consulting with the LLC’s accountants or other advisers, taking into account any differences in the amount of such withholding or other taxes attributable to each Member because of such Member’s status, nationality or other characteristics. The intent of the preceding sentence is to have the burden of taxes withheld at the source or paid or reimbursed by the LLC borne by those Members to which such withholding or other taxes are attributable to the maximum extent possible. If the amounts deemed distributed to the Members in accordance with such sentence do not comport with the provisions of this Agreement relating to the apportionment of distributions among the Members, then, notwithstanding such distribution provisions, subsequent distributions to the Members shall be adjusted in an equitable manner by the Board of Managers to reflect the intent of such sentence.

(b) If the LLC is required to remit cash to a governmental agency in respect of a withholding obligation arising from an in-kind distribution by the LLC or the LLC’s receipt of an in-kind payment, the Board of Managers may cause the LLC to sell an appropriate portion of the property at issue and, to the extent permitted by applicable law (as determined by the Board of Managers), any resulting income or gain shall be allocated solely for income tax purposes entirely to the Member or Members in respect of which such withholding obligation arises (in such proportion as the Board of Managers shall determine in its reasonable discretion).

14.5   Notice to and Consent of Members. By executing this Agreement, each Member acknowledges that it has actual notice of and consents to (a) all of the provisions hereof (including the restrictions on Transfer), and (b) all of the provisions of the Certificate.

14.6   Further Assurances. The parties agree to execute and deliver any further instruments or documents and perform any additional acts which are or may become necessary to effectuate and carry on the LLC created by this Agreement.

14.7   Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding on and inure to the benefit of the Members and their respective transferees, successors, assigns and legal representatives.

14.8   Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

14.9   Title to LLC Property. Legal title to all property of the LLC will be held and conveyed in the name of the LLC.

14.10 Dispute Resolution. Any controversy, dispute, or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or any agreement or other instrument executed pursuant hereto or otherwise arising out of the execution of any of the foregoing, including, without limitation, any claim based on contract, tort, or statute, shall be resolved or determined, at the request of any party, by arbitration conducted in San Francisco, California, in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association. Any judgment or award rendered by the arbitrator will be final, binding and non-appealable, and judgment may be entered by any State or Federal court having jurisdiction thereof. The arbitrator shall be required to decide the controversy in accordance with applicable substantive law. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 14.10 shall be determined by the arbitrator. The arbitrator shall be a retired or former judge and must have substantial professional experience with regard to corporate or partnership legal matters. All arbitration proceedings shall be held in the strictest of confidence and all parties and counsel shall be bound by such requirement of confidentiality. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In the arbitrator’s award, the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of arbitration, including the fees of the arbitrator and reasonable attorney’s fees, costs and expert witness expenses of the parties.

14.11 Entire Agreement. This Agreement, the Exhibits hereto and the Management Rights Letters constitute the entire agreement among the parties with respect to the subject matter herein. This Agreement, the Exhibits hereto and the Management Rights Letters replace and supersede all prior agreements by and among the Members or any of them in respect of the LLC. This Agreement, the Exhibits hereto and the Management Rights Letters supersede all prior written and oral statements; and no representation, statement, condition or warranty not contained in this Agreement, the Exhibits hereto or the Management Rights Letters will be binding on the Members or the LLC or have any force or effect whatsoever.

14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For the avoidance of doubt, affirmation or signature of this Agreement or Unit purchase or issuance agreement by electronic means (an “Electronic Signature”) shall constitute the execution and delivery of a counterpart of this Agreement or a Unit purchase or issuance agreement by or on behalf of such Person intending to be bound by the terms of this Agreement. The parties hereto agree that this Agreement, each Unit purchase or issuance agreement and any additional information incidental thereto may be maintained as electronic records. Any Person providing an Electronic Signature further agrees to take any and all additional actions, if any, evidencing their intent to be bound by the terms of this Agreement, as may be reasonably requested by the Board of Managers.

14.13 No State-law Partnership. The Members intend that the LLC not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than for U.S. federal income tax purposes as set forth in Section 14.14, and neither this Agreement nor any other document entered into by the LLC or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

14.14 Tax Classification. It is the intent of the Members that, prior to any conversion of the LLC to a corporate legal entity in compliance with the provisions of this Agreement, the LLC shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes at all times that it has two (2) or more Members. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the LLC treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Members agree that at all times that it has two (2) or more Members, except as otherwise required by applicable law or pursuant to Section 13.5, they (i) will not cause or permit the LLC to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) will cause the LLC to make any election reasonably determined by the Board to be necessary or appropriate in order to ensure the treatment of the LLC as a partnership for all tax purposes; (iii) will cause the LLC to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes; and (iv) have not taken, and will not take, any action that would be inconsistent with the treatment of the LLC as a partnership for such purposes.

14.15 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the LLC effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

14.16 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

14.17 Interpretation. The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders. No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

14.18 No Interest in LLC Property; Waiver of Action for Partition. No Member or assignee has any interest in specific property of the LLC. No Member or assignee shall have the right, and each Member and assignee does hereby agree that it shall not seek, to cause a partition of the LLC’s property whether by court action or otherwise.

14.19 Aggregation of Units. All Units held or acquired by Affiliates of Members shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SERIES A MEMBERS:

By:	/s/
Name:
Title: